Exhibit 2.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT 2.2 BECAUSE IT IS BOTH NOT MATERIAL AND is the type of information the issuer both customarily and actually treats as private and confidentiaL. [***] DENOTES INFORMATION THAT HAS BEEN OMITTED.

AGREEMENT

AND

PLAN OF MERGER

among

CO-DIAGNOSTICS, INC.,

ACI ACQUISITION CORP.,

ADVANCED CONCEPTIONS, INC. and

COMPANY REPRESENTATIVE

Dated December 21, 2021

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2021, is by and among CO-DIAGNOSTICS, INC., a Utah corporation (the “Parent”), ACI ACQUISITION CORP., a Utah corporation and a wholly owned subsidiary of the Parent (“Subco”), ADVANCED CONCEPTIONS, INC., a Utah corporation (“Company”), and Richard Abbott, solely in his capacity as the Company Representative.

RECITALS

A.       Parent and the Company are parties to that Joint Development & License Agreement, dated as of or about February 15, 2021 (the “Development Agreement”), relating to the design, engineering and development of a prototype highly sensitive and rapid response home saliva and/or nasal swab diagnostic platform and receptacle kits for, among other things, polymerase chain reaction (PCR) testing and pathogen detection (“Working Prototype”) for the ultimate manufacturing, commercialization and marketing of home use, consumer diagnostic kits based off the Working Prototype (“Eikon Kits”) and the related saliva receptacle cups containing Parent’s pathogen detection technology (the “Eikon Cups”) around the world (the “Project”). The Company has delegated by subcontract certain of its obligations under the Development Agreement to Idaho Molecular Inc., an Idaho corporation (“IdMo”).

B.       To enhance and further the purposes under the Development Agreement, Parent, Subco and the Company intend to effect a merger of Subco with and into the Company in accordance with this Agreement and the Utah Revised Business Corporation Act (the “Merger”). Upon consummation of the Merger, Subco will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

C.       Concurrently with the execution and delivery of this Agreement, Parent, IdMo Acquisition Corp., an Idaho corporation (“IdMo Merger Sub”), and IdMo are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “IdMo Merger Agreement”), with the intent to effect a merger of IdMo Merger Sub into IdMo in accordance with the IdMo Merger Agreement and the Idaho Revised Business Corporations Act (the “IdMo Merger”). Upon consummation of the IdMo Merger, IdMo Merger Sub will cease to exist, and IdMo will become a wholly owned subsidiary of Parent.

D.       This Agreement has been approved by the respective boards of directors of Parent, Subco and the Company.

E.       Contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, each of the Supporting Stockholders has entered into that certain Support Agreement, dated as of or about the date hereof (the “Support Agreement”).

F.       Each of Parent, Company, Subco, the Surviving Company and the Company Stockholders (the “Parties”) intends that, for U.S. federal and state income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I

Definitions; Interpretations

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” or “Merger Agreement” means this Agreement and Plan of Merger.

“Balance Sheet Date” means September 30, 2021.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, overtime, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, to which any employee or consultant of the Company Business participates in or is covered under, or is otherwise a party and is maintained, sponsored, contributed to, or required to be contributed to by Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Utah are open for the general transaction of business.

“Change of Control Event” means (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the (a) aggregate ownership by value or (b) outstanding voting securities of the Parent having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Parent, other than a transaction or series of related transactions in which the holders of the voting securities of the Parent outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the (a) aggregate ownership of Parent by value and (b) total voting power represented by the outstanding voting securities of the Parent or such other surviving or resulting entity, (iii) a sale, lease or other disposition or exclusive license of all or substantially all of the assets of the Parent, or (iv) any action or series of actions that results in the members of the Board of Directors of Parent, as of a certain initial date, constituting less than 50% of the members of the Board of Directors of Parent at any date within a 6-month period of such initial date.

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“Claims” means claims, demands, Damages, judgments, Liabilities, causes of actions arising directly from any act, omission, event or transaction occurring with respect to Company on or prior to the Closing.

“Closing Net Cash” means (i) the sum of the aggregate cash and cash equivalents (including marketable securities, short-term investments, security deposits, and cash in the following reserve accounts or cash escrow accounts: N/A) of the Company, minus (ii) the amount of Estimated Indebtedness of the Company under Section 3.2(a).

“Company Business” means (i) the design, engineering, manufacturing and outsourcing of the manufacture of Eikon Kits and Eikon Cups, and related Software and systems, and (ii) services under the Development Agreement.

“Company Common Stock” means shares of common stock of the Company, no par value.

“Company Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by or on behalf of Company in connection with the consummation of the transactions contemplated hereby.

“Company Expenses” means all costs and expenses incurred by Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby or obtaining any requisite consents or approvals of the Agreement or the transactions contemplated hereby, including any brokerage or similar fees and any attorneys’ or accounting fees, but excluding the Parent Related Expenses.

“Company Intellectual Property” means all rights with respect to any Intellectual Property, including but not limited to the patents described on Schedule 4.15(a).

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Company.

“Company Product” means any current or past product or service offering of Company or products or services marketed, sold, licensed or distributed by Company on or prior to the date hereof, in each case related to the Company Business.

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“Company Representative” means Richard Abbott or his successor duly appointed.

“Company Stockholder” means a holder of Company Common Stock immediately prior to the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Damages” means any costs, expenses, damages, liabilities, or losses (including, without limitation, counsel’s reasonable fees and other reasonable out-of-pocket costs and expenses incident to any suit, action or proceeding).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (i) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (ii) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means Company and any other Person that, together with Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means VStock Transfer, LLC, or any successor thereto acting as a transfer agent with respect to the Merger Consideration.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“Fraud” means, with respect to any party hereto, the actual and intentional misrepresentation of material fact by such party in the making of representations and warranties hereunder, which misrepresentation constitutes common law fraud under the laws of the state of Utah and involves the specific intent to deceive another party hereto and the actual knowledge that the representations and warranties made by such party were inaccurate in any material respect at the time they were made, in each case as finally and conclusively determined by a court of competent jurisdiction. For avoidance of doubt, “Fraud” shall not include equitable fraud, constructive fraud or any form of fraud based on constructive knowledge, recklessness, negligence or unjust enrichment.

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“Fundamental Representations” means, (i) with respect to the Company, those representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3 (but only with respect to clause (i) therein), 4.5, 4.11(a), 4.22(a) (but only with respect to clause (i) therein), and 4.24, and (ii) with respect to Parent, those representations and warranties of the Parent set forth in Section 5.1, 5.2 and 5.10.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor or guarantor, or with respect to which obligations a Person assures a creditor against loss, (vi) any indebtedness secured by a Lien on a Person’s assets, and (vii) unpaid Taxes of the Company for any Pre-Closing Tax Period, as determined by the Company after using commercially reasonable efforts to make such determination. For the avoidance of doubt, “Indebtedness” shall not include any obligation to Parent pursuant to the Development Agreement.

“Indemnified Taxes” means without duplication, all Liabilities for (a) Taxes (or the nonpayment thereof) of the Company for any Pre Closing Tax Period, including with respect to the transaction contemplated by this Agreement, (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or other law or regulation, and (c) Taxes of any Person imposed on Company as a transferee or successor, by contract or pursuant to any Law as the result of transactions or events occurring prior to the Closing Date; provided, however, that any Taxes relating to a Pre Closing Tax Period that have been actually paid or remitted to Parent or its Affiliate in respect of such Taxes shall not constitute Indemnified Taxes; and provided, further, that and refunds or credits of Taxes attributable to a Pre Closing Period shall reduce the amount of Indemnified Taxes, on a dollar - for - dollar basis.

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“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, clinical data, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology, (vi) all rights to any of the foregoing pursuant to any Intellectual Property License, and (vii) all rights of any nature related to the Development Agreement and the Project.

“Intellectual Property License” means (i) any grant by Company to a third Person of any right to use any of the Company Intellectual Property, and (ii) any grant to Company of a right to use a third Person’s Intellectual Property.

“Key Shareholders Agreement” is the collective reference to the Support Agreement and the Voting Agreement.

“Knowledge” means the actual knowledge of the applicable Knowledge Group.

“Knowledge Group” means, with respect to Company, Richard Abbott and David Nielsen, and with respect to Parent, Dwight Egan and Brian Brown.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Letter of Transmittal” means the form of the letter of transmittal attached hereto as Exhibit D.

“Liabilities” means all debts, losses, claims, damages, fines, judgments, liabilities or obligations of a person of any kind existing at such time, whether or not arising from a person’s business, and whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and whether in contract, tort, strict liability or otherwise, and whether or not required to be included on a balance sheet prepared under GAAP.

7

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) on any assets of Company, any sale of receivables with recourse against Company, any filing or agreement to file a financing statement, as it relates to Company, as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to Company under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind on any assets of Company.

“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (x) the business, results of operations, assets, liabilities, capitalization, operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, (y) with respect to Company, the ability of Company to perform its obligations under the Development Agreement (either Company’s direct obligations or obligations delegated to Company from IdMo), and (z) the ability of such Person to consummate the transactions contemplated by this Agreement, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) any change or prospective change in any Law or GAAP or interpretation thereof, including any change in interest rates, exchange rates, or general economic conditions in the industries or markets in which Company operates or affecting the United States of America or foreign economies or foreign or domestic financial markets in general, (c) the announcement or pendency of the transactions contemplated by this Agreement, including any impact thereof on the relationships, contractual or otherwise, with customers, suppliers, partners, or employees, (d) with respect to Company, actions taken by Company, at Parent’s request or pursuant to the Development Agreement or this Agreement, (e) any acts of God, including any earthquakes, pandemic (including COVID-19), hurricanes, tornados, floods, tsunamis or other natural disasters or acts of war or terrorism within the United States, and (f) any failure of Company to meet its internal projections or forecasts or revenues for any earnings period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Merger Consideration” means Stock Consideration plus Milestone Consideration.

“Milestone 1” means the date on which [***].

“Milestone 2” means, following achievement of Milestone 1, the date on which it has been reasonably demonstrated to Parent that [***].

“Milestone 3” means the date on which Parent and/or its Affiliates have collectively received [***].

“Milestones” shall mean, collectively, Milestones 1, 2 and 3.

“NASDAQ” means the NASDAQ Stock Market, including the NASDAQ Capital Market.

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“Net Revenues” means gross revenue less rebates and returns.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Company’s Business” means the ordinary and usual course of day-to-day operations by the Company of the Company Business through the date hereof.

“Parent Common Stock” means common shares of Parent designated as Common Stock, par value $0.001 per share.

“Parent Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (x) the business, results of operations, assets, liabilities, capitalization, operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, (y) with respect to the Parent, the ability of the Parent to perform its obligations and to consummate the transactions contemplated by this Agreement, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) any change or prospective change in any Law or GAAP or interpretation thereof, including any change in interest rates, exchange rates, or general economic conditions in the industries or markets in which the Parent operates or affecting the United States of America or foreign economies or foreign or domestic financial markets in general, (c) the announcement or pendency of the transactions contemplated by this Agreement, including any impact thereof on the relationships, contractual or otherwise, with customers, suppliers, partners, or employees, (d) any acts of God, including any earthquakes, pandemic (including COVID-19), hurricanes, tornados, floods, tsunamis or other natural disasters or acts of war or terrorism within the United States, and (e) any failure of the Parent to meet its internal projections or forecasts or revenues for any earnings period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Parent Per Share Value” means $9.125.

“Parent Related Expenses” means expenses first incurred by Company after the date hereof that are required solely for Parent to comply with its obligations under federal securities laws but not expenses of the Company related to the Merger and obtaining approval of the Merger.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non- governmental regulatory body licenses, certifications or accreditations.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Personal Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person.

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“PPP Loans” means any loans or advances made to the Company under the Paycheck Protection Program a part of Public Law No: 116-135, also known as the Coronavirus Aid, Relief and Economic Security (CARES) Act.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Portion” means with respect to each Company Stockholder, an amount equal to the quotient obtained by dividing (x) the number of shares of Company Common Stock, held by such Company Stockholder, by (y) the aggregate number of shares of Company Common Stock, held by all Company Stockholders, in each as issued and outstanding immediately prior to the Effective Time.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, biohazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Requisite Company Vote” means the vote of the Company Stockholders legally necessary to approve this Agreement and the transactions contemplated hereby under the Act and the articles of incorporation, bylaws and any voting or shareholders agreements among the Company and/or the Company Stockholders.

“SEC” means the United States Securities and Exchange Commission or the successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” or “Subsidiaries” means with respect to any party to this Agreement, any corporation or other organization, of which (i) such party or any other Subsidiary of such party is a general partner, or (ii) such party or any other Subsidiary of such party directly or indirectly owns or controls at least a majority of the capital stock of other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar function.

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“Supporting Stockholders” means the following Company Stockholders: Whiteknob, LLC.

“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required by Law to be filed with a Taxing Authority with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Company Affiliate.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, prototype kits or receptacle systems, creations, improvements, works of authorship and other similar materials related to or used by Company in connection with the Project, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing set forth in (i), in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or related to any of the foregoing set forth in (i) (except that it is understood that Company does not own technology licensed to it under the Development Agreement or licensed by Company and used by it or contemplated to be used by it in the Company Business).

“Trading Day” means any day on which the Parent Common Stock is traded on NASDAQ, provided that “Trading Day” shall not include any day on which the Parent Common Stock is scheduled to trade on NASDAQ for less than 4.5 hours or any day that the Parent Common Stock is suspended from trading during the final hour of trading on NASDAQ (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Parent.

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“Transaction Documents” means this Agreement, the Key Shareholders Agreement, the Articles of Merger, the Distribution Instructions, the Restrictive Covenant Agreements and the other Company Documents.

“Voting Agreement” means that Voting Agreement among the Company and the Supporting Stockholders, together with Richard Abbott and David Nielsen, substantially in the form attached as Exhibit A.

“Warrants” means the Parent Common Stock purchase warrants of Parent in the form annexed hereto as Exhibit B which shall be issued to the Company Stockholders at the Closing as part of the Merger Consideration.

Other Definitions. The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section

Adjustment Stock	Section 3.2(b)

Articles of Merger	Section 2.2(b)

Bankruptcy/Equity Exception	Section 4.2

Base Stock Consideration	Section 3.1(b)(i)

Business Consultant	Section 4.18(b)

Claims	Section 3.6(a)(iv)

Cause	Section 3.1(e)

Client Communications	Section 10.15(b)

Closing	Section 2.2(a)

Closing Date	Section 2.2(a)

Code	Recitals

Company	Opening Paragraph

Company Acquisition Proposal	Section 6.4

Company Common Stock	Section 1.1, Definition of “Company Common Stock”

Company Disclosure Letter	Article IV

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Company Governing Documents	Section 3.4(b)

Company Permits	Section 4.20(b)

Consideration Allocation and Percentage Certificate	Section 3.4(b)

Collective Equity Consideration	Section 3.1(b)

Control	Section 1.1, Definition of “Affiliate”

Copyrights	Section 1.1, Definition of “Intellectual Property”

Development Agreement	Recitals

D&O Indemnified Party	Section 6.13(a)

D&O Tail Policy	Section 6.13(b)

DWAC	Section 6.4(c)

Effective Time	Section 2.2(b)

Law Firm	Section 10.15(a)

Employees	Section 4.18(a)

Effectiveness Deadline	Section 6.5(a)

Estimated Indebtedness	Section 3.2(a)

Event	Section 6.5(g)

Event Date	Section 6.4(g)

Distribution Instructions	Section 3.3

Filing Deadline	Section 6.5(a)

Financial Statements	Section 4.9(a)

Holder	Section 6.4(b)

Holder Indemnitee	Section 6.4(f)

IdMo	Recitals

IdMo Merger Agreement	Recitals

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IdMo Merger Sub	Recitals

Indemnified Person	Section 6.4(i)

Indemnifying Person	Section 6.4(i)

Intellectual Property Rights	Section 5.8

Law Firm	Section 10.15(a)

Leased Property	Section 4.7(a)

Material Contracts	Section 4.16(a)

Merger	Recitals

Milestones	Section 3.1(b)(ii)

Milestone Consideration	Section 3.1(b)(iii)

Milestone Dispute	Section 3.1(i)

Milestone Notice	Section 3.1(g)

Milestone Statement	Section 3.1(f)

Multiemployer Plan	Section 4.17(b)

Parent Financial Statements	Section 5.5

Parent Indemnitee	Section 6.4(h)

SEC Documents	Section 5.5

Section 6.5 Indemnifying Party and Section 6.5 Indemnified Party	Section 10.15(a)

Seller Group	Section 10.15(a)

Service Provider	Section 4.18(e)

Subco	Opening Paragraph

Substantial Services	Section 3.1(c)

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Supplemental Financial Information	Section 6.2(c)

Support Agreement	Recitals

Surviving Company	Section 2.1

Suspension Notice	Section 6.4(d)

Suspension Right	Section 6.4(d)

Tax Treatment	Section 3.7

Threshold	Section 8.2(d)

Trade Secrets	Section 1.1, Definition of “Intellectual Property”

URBCA	Section 2.1

U.S. Person	Section 7.2(h)

Written Consent	Section 6.1(a)

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

The Merger

Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Utah Revised Business Corporations Act (the “URBCA”), at the Effective Time, the Merger shall be effected by Subco merging with and into Company. From and after the Effective Time, the separate corporate existence of Subco shall cease and Company shall continue its existence under the laws of the State of Utah as a wholly-owned subsidiary of Parent. Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Section 2.2 Closing; Effective Time.

(a)       The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of the Parent, or such other place as the parties may agree, as soon as practicable (but in any event within two (2) Business Days) following the date upon which all conditions set forth in Article VII hereof have been satisfied or waived, or at such other date as Parent and Company may agree, provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

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(b)       At the Closing, Company and Subco shall cause the Merger to be consummated by effectiveness thereof as set forth in articles of merger (the “Articles of Merger”) filed with the Utah Department of Commerce, Division of Corporations & Commercial Code (the “Division”) in such form as is required by the URBCA and executed and filed in accordance with the relevant provisions of the URBCA. The time of acceptance of such filings by the Division, or such later time as shall be agreed upon by Company and Subco or as specified in the Articles of Merger, is referred to herein as the “Effective Time.”

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the URBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Subco shall vest in Surviving Company, and all debts, liabilities and duties of Surviving Company and Subco shall become debts, liabilities and duties of Surviving Company.

Section 2.4 Articles of Incorporation and Bylaws. At the Effective Time, (a) the articles of incorporation of Subco shall continue unchanged and shall be the articles of incorporation of the Surviving Company, until thereafter amended as provided therein and by the URBCA, except that effective as of the Effective Time the articles of incorporation of Surviving Company shall be deemed amended so that the name of the corporation thereunder is “Advanced Conceptions, Inc.” and (b) the bylaws of Subco shall continue unchanged and shall be the bylaws of the Surviving Company, until thereafter amended as provided therein and by the URBCA, except that effective of the Effective Time the bylaws of Subco shall be deemed amended so that any reference therein to Subco shall be a reference to Surviving Company.

Section 2.5 Directors and Officers. At the Effective Time, (a) the individuals appointed as directors of Company shall no longer serve as directors of Company and their resignations shall be effective immediately prior to the Effective Time, (b) the individual(s) listed on Schedule 2.5 shall be automatically and without any further action on the part of Parent deemed as the appointed and duly director(s) of the Company effected immediately as of the Effective Time, and (c) the individuals appointed as officers of Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Company immediately after the Effective Time, and in the case of both clause (b) and (c), each to serve in such capacity until their resignation, removal, death or successor is duly elected and qualified.

ARTICLE III

Conversion and Distribution of Securities

Section 3.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subco or the Company or their respective stockholders, as the case may be:

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(a)       Each share of capital stock of Subco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and become one validly issued, fully paid and nonassessable share of common stock of Surviving Company. Such common stock shall thereafter constitute all of the issued and outstanding equity of Surviving Company so that Parent shall own all of the capital stock interests in, and equity of, Surviving Company. Each share of capital stock of Subco, when converted in accordance with this Section 3.1(a), will no longer be outstanding, will automatically be cancelled and will cease to exist.

(b)       Subject to the other provisions of this Article III, all of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger, be cancelled and converted into the right to receive, in the aggregate, the following:

(i)       1,650,000 shares of Parent Common Stock (the “Base Stock Consideration”), subject to adjustment of the Adjustment Stock under Section 3.2 below;

(ii)       708,500 shares of Parent Common Stock (the “Milestone Stock Consideration”); and

(iii)       Warrants to purchase 232,500 shares of Parent Common Stock, at an exercise price of the Parent Per Share Value (the “Warrants”, together with the Milestone Stock Consideration shall be referred to as the “Milestone Consideration”).

Notwithstanding anything to the contrary contained in this Agreement, under no circumstances whatsoever shall the aggregate number of shares of Parent Common Stock, including Parent Common Stock issuable upon the exercise of the Warrants and warrants issued to IdMo security holders under the IdMo Merger, issued or issuable to Company Stockholders in connection with the Merger or issued or issuable to IdMo under the IdMo Merger (collectively referred to as the “Collective Equity Consideration”) exceed, in the aggregate, 19.99% of the total number of shares of Parent Common Stock outstanding or of the voting power of Parent (the “NASDAQ Cap”) unless Parent has obtained either (x) its stockholders’ approval of the issuance of more than such number of shares of Parent Common Stock pursuant to NASDAQ Marketplace Rule 5635(d), or (y) a waiver from The NASDAQ Stock Market of the Parent’s compliance with Rule 5635(d). To the extent that the issuance of any number of shares of Parent Common Stock would cause the Collective Equity Consideration to exceed the NASDAQ Cap, the Parent, in lieu of issuing such shares of Common Stock that would cause the Collective Merger Consideration to exceed the NASDAQ Cap, shall pay in cash to the Company Stockholders in the aggregate an amount equal to (1) the product of the Parent Per Value Share and that number of shares of Parent Common Stock that would cause the Collective Equity Consideration to exceed the NASDAQ Cap, multiplied by (2) a fraction, the numerator of which is the total number of shares of Parent Common Stock issuable to Company Stockholders under this Agreement, on a fully exercised basis, and the denominator of which is sum of (x) the total number of shares of Parent Common Stock issuable to Company Stockholders under this Agreement, on a fully exercised basis, and (y) total number of shares of Parent Common Stock issuable to stockholders of IdMo, on a fully exercised basis, under the IdMo Merger Agreement (such amount, as finally determined and to the extent payable, referred to as the “Cash Consideration”). Any Cash Consideration payable hereunder shall be allocated and paid among the Company Stockholders consistent with the Consideration Allocation and Percentage Certificate (defined below) by wire transfer in accordance with wire instructions contained therein. Prior to the issuance of any Cash Consideration, Parent shall obtain the written opinion of counsel that the issuance of such Cash Consideration will not disqualify the transaction from achieving the Tax Treatment.

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(c)       The Milestone Stock Consideration shall be subject to a right of forfeiture in favor of the Parent (the “Right of Forfeiture”) such that if the Milestones have not been satisfied on or before January 1, 2027, then those shares of Milestone Stock Consideration that have not been released from the Right of Forfeiture shall be deemed have surrendered, redeemed and tendered automatically to Parent on such date for cancellation, for no consideration. Prior to January 1, 2027 and in addition to the release from the Right of Forfeiture set forth in Section 3.1(e) below, certain of the Milestone Stock Consideration shall be released from the Right of Forfeiture as follows:

(i)       235,000 shares of Milestone Stock Consideration shall be automatically released and no longer subject to the Right of Forfeiture upon the satisfaction of Milestone 1;

(ii)       235,500 shares of Milestone Stock Consideration shall be automatically released and no longer subject to the Right of Forfeiture upon the satisfaction of Milestone 2; and

(iii)       238,000 shares of Milestone Stock Consideration shall be automatically released and no longer subject to the Right of Forfeiture upon the satisfaction of Milestone 3.

(d)       The Warrants shall be subject to the terms set forth in the Warrant substantially in the form as annexed hereto as Exhibit B.

(e)       100% of the Milestone Stock Consideration shall be immediately be released from the Right of Forfeiture and the Warrants shall become immediately exercisable in full upon the earliest to occur of (i) a Change of Control Event, (ii) consummation of a transaction or a series of transactions where the Parent or any of its Affiliates sells all or substantially all of the assets related to the Project, including, without limitation, the sale or other disposition of one or more Affiliate that holds material assets related to the Project, and (iii) if Parent fails to contribute the Funding Commitment Amount (as defined in Schedule 6.13) by the Contribution Deadline as set forth in Schedule 6.13, provided (i), (ii) or (iii) occurs on or before January 1, 2027; and provided, further, that for purposes of clause (iii) herein, three (3) of the following individuals must have been employed by or otherwise providing substantial services to Parent, the Company, IdMo or towards the Project (the “Substantial Services”) on a reasonably continuous basis during the period commencing on the Closing and ending on the date that is eighteen (18) months after the Closing Date (the “Personnel Measurement Date”), which may include an executive officer of the Company or of Parent, the chair of Parent’s scientific advisory committee or otherwise: Kirk Ririe, Carl Wittwer, Richard Abbott and David Nielsen (the “Key Personnel”). Notwithstanding the foregoing, if prior to the Personnel Measurement Date, a Key Personnel’s service to Parent, Company or IdMo is (1) terminated by Parent, Company or IdMo (as applicable) without Cause; (2) terminated by a Key Personnel for Good Reason; or (3) terminated as a result of death or disability, such Key Personnel will be deemed as providing Substantial Services through the Personnel Measurement Date. “Cause” means any one of the following: (x) the occurrence of gross negligence or willful misconduct by the Key Personnel in connection with the performance of such Key Personnel’s services to Parent, Company or IdMo; (y) the Key Personnel’s conviction (including by no contest plea or the like) of a felony or crime of moral turpitude that materially adversely affects Parent, Company or IdMo; or (z) a material refusal, failure, or inability by such Key Personnel to perform their duties to Parent, Company or IdMo; provided, that a termination pursuant to subsection (z) shall only be effective should the conditions described continue for a period of thirty (30) days after Parent, Company or IdMo provides such Key Personnel a notice in writing, stating with specificity the alleged failures and the Key Personnel does not remedy such failure within the 30 day notice period. “Good Reason” means the occurrence of any of the following events, without such Key Personnel’s prior written consent: (A) a reduction of the Key Personnel’s compensation from Parent, Company or IdMo by more than five percent (5%); (B) relocation of such Key Personnel’s principal place of employment to a place that increases such Key Personnel’s one way commute by more than twenty (20) miles as compared to such Key Personnel’s principal place of employment immediately prior to such relocation; or (iii) a material diminution in such Key Personnel’s title, duties, responsibilities or authority. In order for such Key Personnel’s termination of service to be deemed for “Good Reason,” such Key Personnel or the Company Representative must notify Parent in writing of the occurrence of the Good Reason condition within sixty (60) days of the first time the Key Personnel becomes aware of the occurrence of such condition; Parent shall have thirty (30) days following Parent’s receipt of such notice to remedy the condition (the “Cure Period”); and if not cured during the Cure Period, such Key Personnel must terminate such Key Personnel’s service with Parent, Company or IdMo within thirty (30) days after the end of the Cure Period.

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(f)       From and after the achievement of the Closing Date and continuing until the Milestone Stock Consideration and Warrants become exercisable in full, within 45 days after the end of each calendar quarter, Parent shall deliver to Company Representative a written statement (each, a “Milestone Statement”) setting forth Parent’s good faith summary updating the progress and relevant information for achieving the applicable Milestone. Upon at least three (3) Business Days’ prior notice to Parent, Company Representative shall be entitled to make or cause to be made such investigation of the books and records of Parent and its Affiliates relating solely to the matters related to the Milestones and other documents supporting the Milestone Statement and progress of achieving the applicable Milestone as is reasonably necessary to determine the accuracy and completeness of the Milestone Statement. Company Representative shall be permitted reasonable access to the relevant employees, officers, books and records of Parent and its Affiliates for purposes of determining the achievement of the Milestones. For purposes of this Section 3.1(f), the books and records of Parent and its Affiliates shall be prima facie evidence for purposes of achieving any Milestone. Neither Company Representative nor any Company Stockholder shall have any remedy for a breach or alleged breach of this Section 3.1(f) unless Company Representative has notified the Parent in writing of its breach of this Section 3.1(f) and such breach remains uncured for at least 14 calendar days following receipt of such notice.

(g)       When Parent, in its reasonable discretion, determines that a Milestone has been achieved, Parent shall provide written notice of the occurrence of such Milestone (a “Milestone Notice”) to Company Representative as soon as practicable. If Company Representative, in his reasonable judgment, believes a Milestone has been reached without a Milestone Notice being issued by Parent, Company Representative may notify Parent of the same in writing (a “Milestone Release Request”), which Milestone Release Request must set forth in reasonable detail Company Representative’s basis for his determination that such Milestone has been achieved. If Parent does not object to the Milestone Release Request by written notice to the Company Representative within ten (10) Business Days of receipt of such Milestone Release Request, the applicable Milestone will be deemed achieved. Within three (3) Business Days of Parent issuing a Milestone Notice or within three (3) Business Days of the deemed achievement of a Milestone in accordance with a Milestone Release Request, Parent shall instruct the Exchange Agent to remove any restricted legends associated with the Right of Forfeiture and other restrictions on transfer of the relevant Milestone Stock Consideration or, if applicable, Warrants (other than restrictions imposed under federal securities laws) associated with such Milestone. If Parent either (i) timely contests a Milestone Release Request in accordance with this Section 3.1(g) or (ii) fails to timely instruct the Exchange Agent to remove any restrictive legends associated with the Right of Forfeiture and other restrictions on transfer of the relevant Milestone Stock Consideration or, if applicable, Warrants (other than restrictions imposed under federal securities laws) in accordance with this Section 3.1(g), Company Representative may initiate the procedures set forth in Section 3.1(i) below.

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(h)       Parent shall use commercially reasonable efforts to satisfy and achieve each of the Milestones. For purposes of this section, the term “commercially reasonable efforts” means, with respect to Parent’s efforts to achieve the Milestones, a level of efforts that is reasonably likely to result in the achievement of the Milestones, Parent shall be deemed to have satisfied such requirement upon (i) the timely contribution of the Funding Commitment Amounts consistent with the requirements in Schedule 6.13, (ii) dedicating the services of those employees and other personnel of Parent that are adequate and qualified towards achieving the purposes, objectives and operations as set forth and contemplated in Development Agreement, and addressing all regulatory matters that may arise under the Development Agreement, and (iii) maintaining a reasonable amount of separation between the projects, objectives and operations as set forth and contemplated by the Development Agreement and Parent’s other operations.

(i)       In the event that there is a dispute, claim, or controversy arising out of or relating to the satisfaction of a Milestone or other restriction, or the contribution of the Parent Funding Commitment as provided in Schedule 6.13 (each a “Milestone Dispute”), Parent and the Company Representative agree to first negotiate in good faith such Milestone Dispute for at least twenty (20) calendar days (or such longer period as may be mutually agreed upon by Parent and the Company Representative). If the Milestone Dispute relates solely with respect to Milestone 3 and if the parties do not reach agreement in resolving the Milestone Dispute within twenty (20) calendar days, then within twenty (20) calendar days thereafter, the Parent and Company Representative shall jointly select and engage an independent accounting firm (other than the Parent’s or Company’s accounting firm) (the “Firm”) to resolve any remaining disputes regarding the amount of Net Revenues for purposes of Milestone 3. No later than twenty (20) calendar days after acceptance of its appointment as the Firm, the Firm shall determine (it being understood that in making such determination, the Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Parent and the Company Representative, each containing a computation of Net Revenue for purposes of Milestone 3 (the final submission made by the Parent and the Company Representative to the Firm being referred to herein as such party’s “Final Submission”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the Milestone Dispute. Such written report shall be conclusive and binding on the parties. All proceedings conducted by the Firm shall take place in Salt Lake City, Utah. In resolving any disputed item, the Firm shall be bound by the provisions of this Section 3.1(i). The fees, costs and expenses of the Firm shall be borne solely by the party whose calculation of Net Revenue, as reflected in such party’s Final Submission, is furthest in amount, whether positive or negative, from the amount of Net Revenue as determined by the Firm for Milestone 3. If the Milestone Dispute relates to any matter other than Milestone 3 and if no such agreement on such Milestone Dispute can be reached following the twenty (20) day period, either Parent or the Company Representative may demand arbitration of the matter conducted by one arbitrator mutually agreeable to by Parent and the Company Representative. In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and the Company Representative cannot mutually agree on one arbitrator, Parent and the Company Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed thirty (30) days and establish procedures designed to limit the cost and time for discovery while allowing the all parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing party about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim shall be binding and conclusive upon all parties. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Salt Lake City, Utah, under the American Arbitration Association (“AAA”) rules then in effect, except as expressly provided otherwise in this Section 3.1(i). Each party to any arbitration pursuant to this Agreement shall pay its own expenses; the fees of each arbitrator and the administrative fee of AAA shall be borne equally by Parent, on the one hand, and the Company Representative, on the other.

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Section 3.2 Adjustment to Base Stock Consideration.

(a) At least two (2) Business Days prior to the Closing, Company shall have provided the Parent with a statement of its Closing Net Cash as of the Closing Date, which statement shall include (i) the Company Expenses incurred to date and to be incurred that will not have been paid by Company prior to the Closing, and (ii) a list of all of Company’s Indebtedness that will not have been paid by Company as of the Closing (collectively, the “Estimated Indebtedness”). Company undertakes and covenants to make all payments of Indebtedness required in the Ordinary Course of Company’s Business through the Closing Date. For avoidance of any doubt, the Estimated Indebtedness shall include all Company Expenses whenever incurred and not paid as well as all Company accounts payable incurred in the Ordinary Course of Company’s Business through the Closing Date. To the extent that any such expense or accounts payable are not due as of the Closing Date and are properly reflected on the Estimated Indebtedness, Parent shall pay such expenses or accounts payable in the ordinary course when due following the Closing Date.

(b) The Base Stock Consideration payable at Closing will be increased by the amount by which the Closing Net Cash is greater than zero and decreased by the amount by which Closing Net Cash is less than zero. The Base Stock Consideration will be increased by one share of Parent Common Stock for every $9.125 by which Closing Net Cash is greater than zero, and the Base Stock Consideration will decrease by one share of Parent Common Stock for every $9.125 by which Closing Net Cash is less than zero, and in no event shall the Company Net Cash exceed $2,900,000. Company shall have distributed any Net Cash in excess of $2,900,000 to Company Stockholders prior to Closing. Company and Parent agree that Closing Net Cash may be zero. “Adjustment Stock” is the number of shares of Parent Common Stock that are either in addition to the Base Stock Consideration or subtracted from the Base Stock Consideration, as applicable, under this clause (b), and “Stock Consideration,” shall mean the Base Stock Consideration as increased or decreased (if at all) by this Section 3.2(b).

Section 3.3 Payments by the Parent. Neither the shares of Parent Common Stock nor the Warrants (and the Parent Common Stock issuable upon exercise of the Warrants) issuable hereunder shall initially be registered under the Securities Act, and the Merger Consideration shall be characterized as “restricted securities” under the federal securities laws, and under such laws no portion of the Merger Consideration may be resold without registration except in certain limited circumstances. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing the Parent shall instruct the Exchange Agent to deliver the Stock Consideration and the Milestone Stock Consideration pursuant to the terms and conditions of instructions in the form and substance as the Exchange Agent may reasonably request prior to the Closing and as shall be accepted by the Parent and Company (such acceptance not to be unreasonably denied) (as so modified, the “Distribution Instructions”). Shares representing the Stock Consideration and the Milestone Stock Consideration shall bear the following restrictive legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

, together with any legends required by state securities laws, existing encumbrances or under the Voting Agreement, where or pertaining to the Right of Forfeiture, as applicable. Parent shall also issue the Warrants in electronic book entry form on behalf of the Company Stockholders. The Stock Consideration or the Milestone Consideration shall, directly or indirectly, be subject to restrictions of the transfers of interests as set forth in the Distribution Instructions until released therefrom. Notwithstanding anything to the contrary herein or in the Distribution Instructions, Parent, by providing such instructions, shall use its best efforts to give and enforce the Distribution Instructions so as to implement the purposes of this Agreement, including the prompt and reasonable delivery of Merger Consideration to the Company Stockholders as contemplated hereby and thereby.

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Section 3.4 Distributions; Fractional Shares; Adjustments.

(a) Pursuant to the Support Agreement, dated as of the date hereof, the Supporting Stockholders have irrevocably agreed to vote in favor of this Merger Agreement and agreed to certain transfer restrictions with respect to their shares in Company prior to the Effective Time. Company represents and warrants that the Supporting Stockholders own a sufficient number of shares of the Company Common Stock to assure that all requisite shareholder consents, votes or approvals will be obtained.

(b) Upon surrender of his, her or its share certificates (if certificated, or, in the case of uncertificated shares, related documentation otherwise evidencing the ownership of such uncertificated shares) by the Company Stockholder or the Company Representative on behalf of the Company Stockholder to Parent of Company Common Stock for surrender and cancellation, and if not certificated, then upon delivery of a Letter of Transmittal, each Company Stockholder shall receive, for his, her or its Company Common Stock, an allocable share of the Base Stock Consideration, the Adjustment Stock, the Milestone Stock Consideration and the Warrants in accordance with (i) the articles of incorporation of Company, (ii) the terms of any voting or shareholder agreements applicable to the Company Common Stock, and (iii) the Consideration Allocation and Percentage Certification (subsections (i) and (ii) collectively referred to as the “Company Governing Documents”). At least (2) Business Days prior to the Closing, Company shall deliver to the Parent a certification signed by the Company Representative showing: (A) the number of shares of the Base Stock Consideration, the Adjustment Stock, the Milestone Stock Consideration and the Warrants allocable to each Company Stockholder (rounded in each case to the nearest whole shares or Warrants as provided in Section 3.4(c)) and (B) the percentage interest of each Company Stockholder in the Merger Consideration and the Warrants (the “Consideration Allocation and Percentage Certification”), a form of which is attached hereto as Exhibit C.

(c) No certificates for fractional shares of Parent Common Stock or Warrants to purchase fractional shares of Parent Common Stock shall be issued. In lieu of any fractional shares or Warrants to purchase a fractional share to which the Company Stockholders would otherwise be entitled as a result of the distributions provided for herein or in the Distribution Instructions based on the Consideration Allocation and Percentage Certification, all stock issuances of Parent Common Stock or Warrant amounts shall be rounded up or down to the nearest whole share, so that no more than the whole number of shares represented by the Stock Consideration, no more than the whole number of shares represented by the Milestone Consideration, and no more than the whole number of shares represented by the Warrants shall ever be issued.

(d) In the event that, subsequent to the date hereof and prior to the Effective Time, Parent shall declare a share dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Stock Consideration and the Milestone Consideration shall be proportionately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

Section 3.5 Delivery of Distribution Instructions.

At the Effective Time, Parent shall have delivered to the Exchange Agent the Distribution Instructions.

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Section 3.6 Document Deliveries at the Closing.

(a) Document Deliveries by Company. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Company and/or the Company Representative, as the case may be, shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:

(i) Company shall deliver an executed copy of the Articles of Merger for filing immediately upon Closing;

(ii) Company shall execute and deliver to Parent and Subco a certificate, in form reasonably satisfactory to the Parent, stating that each of the conditions set forth in Section 7.2(a), (b) and (c) has been satisfied;

(iii) Company shall deliver to Parent and Subco evidence of the authorizations, consents, waivers, approvals or other actions specified in connection with the Contracts set forth on Schedule 7.2(c);

(iv) [RESERVED];

(v) Company shall deliver to Parent Letters of Transmittal in the form attached hereto as Exhibit D. If any Company Stockholder has not delivered an acceptable Letter of Transmittal to the Parent within two (2) years after the Closing Date (i.e. upon the date when all shares of Parent Common Stock would be released by the Exchange Agent unless held for then pending disputes), the Exchange Agent may be directed by the Parent and the Company Representative to surrender or return her, his or its allocable portion of the consideration to Parent for cancellation;

(vi) Company shall deliver to Parent an affidavit of non-foreign status of Company dated as of the Closing Date that complies with section 1445 of the Code;

(vii) Company shall deliver to Parent the (A) Consideration Allocation and Percentage Certification and (B) Parent and the Supporting Stockholders have entered into each “Key Shareholders Agreement”;

and

(viii) Company shall deliver to Parent the Representation Statements required under Section 7.2(i) hereof.

(b) Document Deliveries by Parent. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Parent and Subco shall execute and deliver the following documents at or prior to the Closing:

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(i) Parent and Subco shall execute and deliver to Company a certificate, in form reasonably satisfactory to Company, stating that each of the conditions set forth in Section 7.3(a) and (b) has been satisfied;

(ii) Parent shall deliver the Distribution Instructions to the Exchange Agent in such form as required by Exchange Agent and reasonably approved by Parent and Company Representative;

(iii) Parent shall execute and deliver the Warrant Agreement to Company and the Exchange Agent; and

(iv) Parent shall have delivered a duly executed counterpart signature to the Voting Agreement.

Section 3.7 Tax Consequences. The Parties intend for the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Treatment”), and the Parties agree that their books and records shall be maintained, and all of their respective Tax Returns shall be filed, in a manner consistent with the Tax Treatment. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. None of the Parties nor any of their respective Affiliates is aware, after due inquiry, of any facts or circumstances that would disqualify the transactions contemplated in this Agreement from achieving the Tax Treatment, and each of the Parties shall not knowingly take any action, make any election, including knowingly omitting to take an action or making an election, which is reasonably likely to disqualify the transactions contemplated in this Agreement from achieving the Tax Treatment. Company acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby. The parties agree that no portion of the consideration to be issued and paid pursuant to this Agreement shall be treated as compensation or wages for any Tax purpose, and no party shall take any action or filing position inconsistent with such characterization. Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 3.7 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations.

Section 3.8 Withholding. Notwithstanding any other provision in this Agreement, Parent or the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under any provisions of federal, local or foreign Tax Law or under any applicable legal requirements. To the extent that amounts are so deducted or withheld, and timely paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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ARTICLE IV

Representations and Warranties of Company

Except as set forth in the correspondingly numbered section of the disclosure schedule delivered by Company to the Parent and Subco prior to the execution of this Agreement (the “Company Disclosure Letter”), Company represents and warrants to the Parent and Subco as follows (after review and due inquiry by the Company’s Knowledge Group):

Section 4.1 Organization, Good Standing and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with full power and authority to own or lease its property and assets and to carry on the Company Business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Schedule 4.1 lists each jurisdiction in which Company is so qualified. Company has no Subsidiaries.

Section 4.2 Authorization. Company has full power and authority to execute and deliver this Agreement. Company has full power and authority to execute and deliver each other Company Document to be executed by it, and to consummate the transactions contemplated by the Company Documents to be executed by Company. The execution, delivery and performance by Company of this Agreement and the execution, delivery and performance by Company of the other Company Documents to be executed by Company have been duly authorized by all necessary action on behalf of Company. This Agreement has been, and each other Company Document to be executed by Company will be at or prior to the Closing, duly executed and delivered by Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy/Equity Exception”).

Section 4.3 Non-contravention. Neither the execution or delivery by Company, of this Agreement nor the other Company Documents referred to herein nor the performance by Company of their obligations hereunder and thereunder will (i) contravene any provision contained in the articles of incorporation, by-laws, or other organizational documents of Company, (ii) materially violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Material Contract or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which Company is bound or to which any of the assets or properties of Company are subject, (iii) contravene any right of first refusal, right of first offer, option or similar right with respect to the Company or its assets, (iv) result in the creation or imposition of any Lien or material right in any of the assets or properties of Company, or (v) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Person in Company (except where the result of such acceleration would not cause or would reasonably be expected to result in a Material Adverse Effect).

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Section 4.4 No Consents. No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Company Document or the consummation of the transactions contemplated hereby or thereby by Company that will not be obtained prior to the Closing.

Section 4.5 Company Assets. Company has good title to all properties and assets (real, personal or mixed, tangible or intangible) that are purported to be owned by the Company or has valid leasehold interests or right to use all assets used or held for use in the Ordinary Course of Company’s Business. Except as otherwise represented in this Article IV, no third party (including any Company Stockholder) owns or has any material interest by lease, license or otherwise in any of assets owned by the Company. This Section 4.5 does not apply to Intellectual Property, which is addressed in other provisions of this Agreement.

Section 4.6 Personal Property. Company has made available to the Parent true, correct and complete copies of the all leases of personal property that are material to and used in the Company Business, together with all amendments, modifications or supplements thereto. Each of such leases is in full force and effect and Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Company under any of such leases and, to the Knowledge of Company, no other party is in default thereof. All material items of personal property used in the Company Business are in good operating condition and fit for operation in the Ordinary Course of Company’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

Section 4.7 Real Property.

(a) Company owns no real property. Its only leased properties are the properties in 3165 and 3175 South 300 West, Salt Lake City, UT 94115 (the “Leased Property”).

(b) All real estate Taxes for which Company is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease) that are due prior to the date hereof, have been paid in full, as and when due.

Section 4.8 Absence of Questionable Payments. Neither Company nor any Affiliate, director, officer, Company Stockholder, partner, employee, agent, representative or other Person, in each case acting on behalf of Company, has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

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Section 4.9 Financial Statements; Books and Records; Funded Indebtedness.

(a) Attached as Schedule 4.9(a) is (i) a true and complete copy of Company’s unaudited balance sheet as of the Balance Sheet Date and the related unaudited statements of operations, changes in Company Stockholder’s deficit and cash flows for the nine-month periods then ended and (ii) a true and complete copy of Company’s balance sheet as of December 31, 2020 and the related statements of operations, changes in Company Stockholder’s deficit and cash flows for each of the fiscal year then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of Company and fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of Company as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The Financial Statements have been prepared in substantial conformance with GAAP applied on a consistent basis during the periods involved except as expressly set forth in the notes thereto or as disclosed on Schedule 4.9.

(b) All books, records and accounts of Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c) Company does not have any funded Indebtedness other than Indebtedness being satisfied in full prior to Closing.

(d) The applications submitted by the Company for any PPP Loans were complete and correct and did not contain any inaccuracies or omissions. The Company complied with all applicable Laws and was permitted by applicable Law to apply for, receive, and use the proceeds of any PPP Loans and such PPP Loans were fully forgiven in accordance with applicable Law. The Company used the proceeds of any PPP Loan solely for the allowable uses set forth in the Paycheck Protection Program set forth in the CARES Act and solely for the Purposes permitted under the loan forgiveness guidelines issued by the Small Business Administration.

Section 4.10 Internal Controls. Company maintains a system of internal control over financial reporting that, taking into account its size and limited resources, is reasonably designed to provide reasonable assurances (i) that Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that receipts and expenditures are executed only in accordance with authorizations of management and Company’s Board of Directors and (iii) that the unauthorized acquisition, use or disposition of Company’s assets that would have a material effect on Company’s financial statements, would be prevented or timely detected.

Section 4.11 Capitalization; Votes.

(a) The authorized and outstanding equity interests of Company are set forth in Schedule 4.11(a). No other capital stock of Company is authorized, issued or outstanding. All equity interests outstanding are duly authorized, validly issued, fully paid and non- assessable. None of the holders of outstanding equity interests of Company have rescission or pre-emptive rights. Except as set forth on Schedule 4.11(a), none of the equity interests issued by Company were issued in violation of any registration requirements under federal or state securities laws. Except as set forth on Schedule 4.11(a), there are no options, warrants, or other rights, agreements, arrangements, or commitments to which Company or any Company Stockholder or other equity holder of Company is a party or by which any such party is bound obligating Company or the Company Stockholder or equity holder of Company to grant, issue, or sell any capital stock or any other equity interest in Company.

(b) The allocation of the aggregate Stock Consideration and the Milestone Consideration to be issued or any Cash Consideration to be paid to the Company Stockholders will, in each instance, be accurately reflected in Exhibit C as of the date of delivery of Exhibit C in accordance with this Agreement.

(c) Except as set forth on Schedule 4.11(c) or the Support Agreement, there are no voting trusts or other agreements or understandings to which the Company, or, to the Knowledge of the Company’s Knowledge Group, any of the Company Stockholders or other equity holders of Company is a party with respect to the voting of the equity interests of Company.

(d) This Agreement and the Merger have been unanimously approved by Company’s Board of Directors, who have recommended that it be approved by the Company Stockholders. The Supporting Stockholders (i) represent Company Stockholders holding at least seventy percent (70%) of the outstanding shares of the Company Common Stock and (ii) have agreed to enter into the Support Agreement under which such Company Stockholders irrevocably agree to vote in favor of the Merger and the other transactions contemplated hereby. Such Company Stockholder votes or consents will be sufficient without any other votes or consents to approve this Agreement, the Merger and all the transactions contemplated hereby under the Company Governing Documents, the URBCA and all applicable law, and no other approvals or Company Stockholder votes or consents are required to consummate the Merger.

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Section 4.12 No Undisclosed Liabilities. Other than the Estimated Indebtedness, Company does not have any Liabilities that are not accurately reflected or reserved against on the balance sheet dated as of the Balance Sheet Date included within the Financial Statements that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) those incurred in the Ordinary Course of Company’s Business since the Balance Sheet Date, and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are Material Contracts) are identified in Schedule 4.16(a).

Section 4.13 Absence of Certain Developments. Except as set forth in Schedule 4.13, since September 30, 2021: (a) Company has conducted its businesses only in the Ordinary Course of Company’s Business; (b) there has not been any event, change, occurrence, development, circumstance or state of facts that has had or could reasonably be expected to have a Material Adverse Effect; (c) Company has not suffered any Material Adverse Effect or any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operations of Company; (d) Company has not incurred or discharged any material Liability except in the Ordinary Course of Company’s Business; and (e) Company has not entered into any material transaction or made any material expenditures or commitments other than in the Ordinary Course of Company’s Business.

Section 4.14 Taxes

(a) All Tax Returns required by Law to be filed by or on behalf of Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes required by Law to be paid by or on behalf of Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Company has made sufficient accruals for such Taxes in the Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of Company. Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any Employee, Business Consultant or any other independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b) Company has delivered to the Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Company relating to the taxable periods since the incorporation of the Company and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Company. Schedule 4.14(b) lists each such audit. There are no audits or investigations of Company by any Taxing Authority in progress for which Company has been notified, nor has Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. Company has received no written claim made by a Taxing Authority in a jurisdiction where Company do not file Tax Returns to the effect that Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Company arising as a result of any failure (or alleged failure) to pay any Tax. Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) Company has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Company is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Company has never been a stockholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. Company is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

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(d) Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. Company (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, (ii) has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code, or (iii) is not and has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) sets forth an accurate and complete list of the Company Intellectual Property as follows: (i) all Patents, Marks and Copyrights owned by, controlled by or filed in the name of Company that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by Company that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned exclusively by Company that is material to the operation of the Company Business as presently conducted and presently proposed to be conducted by Company. Schedule 4.15(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of Company, all of the Patents are valid.

(b) Company owns or possesses adequate rights to use all Intellectual Property necessary to carry on the Company Business. Company has taken all steps necessary to perfect its ownership of and interest in the Company Intellectual Property.

(c) The Company Products and related services, and the conduct of the Company Business as presently conducted, in each case do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d) Each item of the Company Intellectual Property that has been issued and registered in any jurisdiction by Company is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Company Intellectual Property owned by Company have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Company Intellectual Property.

(e) Except as provided in the Development Agreement, no other Person has any rights to any material Company Intellectual Property owned or used by Company.

(f) Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $10,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 4.15(f) or as reflected in the Financial Statements, Company is not under any material Liability to make any payments or provide any other consideration, to any Person with respect to Company’s use of any Intellectual Property in connection with the conduct of the Company Business as presently conducted.

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(g) Schedule 4.15(g) sets forth a complete and accurate list of all Material Contracts to which the Company is a party (other than licenses to the Company of Off-The-Shelf-Software) that (i) grant any Intellectual Property Licenses to or from Company or (ii) contain a covenant not to compete or otherwise limit Company’s ability to use or exploit fully any of the Company Intellectual Property, or (iii) contain an agreement by Company to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. Company has delivered to the Parent true, correct and complete copies of each Material Contract set forth on Schedule 4.15(g), together with all amendments, modifications or supplements thereto. All Intellectual Property Licenses are valid, binding and enforceable agreements, subject to the Bankruptcy/Equity Exception.

(h) Company has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of Company.

(i) Company is not, or has not been since its incorporation, the subject of any pending or, to the Knowledge of Company, threatened in writing Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging Company’s ownership, use, validity or enforceability of any Intellectual Property. Neither the Company nor any Company Stockholders has received written notice of any such threatened claim, and to the Knowledge of Company, there are no facts or circumstances that would reasonably form the basis for any such claim. To Company’s Knowledge, all of the Company’s rights in and to Company Intellectual Property are valid and enforceable in all material respects.

(j) To the Knowledge of Company, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by Company.

(k) Except as set forth on Schedule 4.15(k), (i) no present or former Employee, Business Consultant or other independent contractor or consultant of Company has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property owned or used by Company, and (ii) to the Knowledge of Company, no Employee, Business Consultant or other independent contractor of Company is, as a result of or in the course of such Employee, consultant or independent contractor’s engagement by Company, in default or breach of any material term of any non-disclosure agreement, assignment of invention agreement or similar agreement. Each Employee of and Business Consultant to Company is bound by a non-disclosure and assignment of inventions agreement, copies of the form of which (as well as a non-disclosure and assignment of invention agreements that materially deviate from such form) have been made available to the Parent.

(l) To the Knowledge of Company, Company has at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection and use of Personal Information collected, used, or held for use by Company in the conduct of the Company Business. No claims have been asserted in writing or, to Company’s Knowledge, threatened in writing against Company alleging a violation of any Person’s privacy or Personal Information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of Personal Information collected, used, or held for use by Company in the conduct of the Company Business in any material respects. Company takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(m) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. Since the Company’s incorporation, to the Knowledge of the Company there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Company Business. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including without limitation implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

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Section 4.16 Material Contracts.

(a) Schedule 4.16(a) sets forth all of the following Contracts to which Company is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”) but excluding for all cases the Development Agreement:

(i) Contracts required to be disclosed on Schedule 4.22(a);

(ii) Contracts for the sale of any of the assets of Company other than in the Ordinary Course of Company’s Business;

(iii) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(iv) Contracts containing covenants of Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(v) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock or other equity interests of any other Person;

(vi) Contracts relating to Indebtedness;

(vii) Contracts entered into outside of the Ordinary Course of Company’s Business providing for the license of Company Products or the provision of services by Company;

(viii) Contracts providing for severance, retention, change in control or other similar payments, or for the employment of any individual on a full-time, part time or consulting or other basis;

(ix) Contracts providing for indemnification or reimbursement by Company arising out of or in connection with any Company Product or service provided by Company;

(x) Contracts (or group of related contracts) to which the Company is a party that involve the expenditure or receipt of more than $100,000 annually or which require performance by any party more than one year from the date hereof;

(xi) Contracts for the lease of Leased Property, including, without limitation, the Real Property Leases;

(xii) Contracts and agreements related to obtaining materials and services used in the manufacture of Eikon Kits and other kits and receptacle or collection systems and other material supplier Contracts;

(xiii) Contracts with any Person that require Company to deal exclusively with such Person or that require Company to transact a minimum amount of business with such Person (or provide for negative consequences if Company fails to do either of the foregoing) or that give any Person “most favored nations” treatment;

(xiv) powers of attorney given by Company or on behalf of Company;

(xv) Contracts involving material licenses of any Intellectual Property; and

(xvi) Contracts that are otherwise material to Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Company, enforceable against them in accordance with its terms, subject to the Bankruptcy/Equity Exception. Company is not in material default under any Material Contract, nor, to the Knowledge of Company, is any other party to any Material Contract in material default thereunder, and to the Knowledge of the Company no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and, to Company’s Knowledge, no party has given notice of any significant dispute with respect to any Material Contract. Company has delivered to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

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Section 4.17 Employee Benefits Plans.

(a) Except as set forth on Schedule 4.17(a), Company has no Benefit Arrangement for its Employees. Except as set forth on Schedule 4.17(a), Company has no responsibilities with respect to any Benefit Arrangements or other employee benefit plan currently or previously maintained for the benefit of any person providing services to Company.

(b) Neither Company nor any of its ERISA Affiliates has or has ever contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Employee, Business Consultant or other person, or (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any person. Except as set forth on Schedule 4.17(c), Company owes no back pay or accrued compensation to any Person. To the Knowledge of Company, Company is not a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(d) To the Knowledge of Company, Company has no obligations or potential liability for health, life or similar welfare benefits to any person.

(e) No “service provider” (within the meaning of Section 409A) of Company has any equity-based right or incentive (such as a stock option, stock appreciation right, phantom stock, restricted stock or restricted stock unit) that is either subject to Section 409A or in violation of Section 409A. Company has no commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A.

Section 4.18 Labor.

(a) Company has provided to Parent a list of the current employees of the Company, their title or position, date of hire and the material terms of their compensation (including without limitation any fringe benefits provided to such individual) (“Employees”). To the Knowledge of Company, none of the Employees has (i) any plans to terminate employment with Company, (ii) received an offer to join a business that is competitive with the Company Business, or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such Employee of any of her or his duties or responsibilities as an employee of the Company, or (B) the Company Business or operations. All compensation due and payable to Employees for services performed on or prior to the Closing Date has been paid in full.

(b) Company has provided to the Parent a complete list of the names of each consultant or independent contractor who currently provides, or who has within the prior twelve-month period provided, services to the Company Business (each, a “Business Consultant”). Except as set forth on Schedule 4.18(b), all compensation to Business Consultants for services performed on or prior to the Closing Date has been paid in full.

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(c) With respect to the Employees: (i) all Employees are actively at work (or on vacation) and no Business Consultant is currently on a leave of absence, layoff, suspension, sick leave (in excess of one month), workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation or other absences less than one month in duration); (ii) to the Knowledge of Company, Company is not engaged, and has not since its incorporation ever been engaged, in any unfair labor practice of any nature; and (iii) there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened in writing or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(d) All Employees and Business Consultants are subject to confidentiality and assignment of inventions agreements with Company, copies of which have been made available to Parent.

(e) With respect to current and former Employees and Business Consultants (each, a “Service Provider”):

(i) the Company is and has been since its incorporation, in material compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements and has not and is not engaged in any unfair labor practice;

(ii) there is not now, nor since Company’s incorporation, any actions, suits, claims, labor disputes or grievances pending, or, to Company’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints; and

(iii) the Company does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the Ordinary Course of Company’s Business).

(f) Company does not have any Contracts to render services to any Government Authority.

Section 4.19 Litigation. Except as set forth on Schedule 4.19, there is no Legal Proceeding pending or, to the Knowledge of Company, threatened in writing against Company (or to the Knowledge of Company, pending or threatened in writing against any Employees of Company with respect to their services or business activities to or on behalf of Company), or to which Company is otherwise a party, before any Governmental Authority. Company is not subject to any Order. There are no Legal Proceedings pending or, to the Knowledge of Company, threatened in writing that are reasonably likely to prohibit or restrain the ability of Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

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Section 4.20 Compliance with Laws; Orders; Permits.

(a) Company is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications. Since the date of incorporation of the Company, neither the Company nor any Company Stockholders has received any written notice of or been charged with the violation by Company of any material Law by any Governmental Authority. Neither the Company nor to the Company’s Knowledge, any Company Stockholder is or since the date of incorporation of the Company has been, under investigation with respect to the violation of any Law, and to the Knowledge of Company there are no facts or circumstances which would be reasonably likely to form the basis for any such violation other than violations that would have an immaterial effect upon the Company Business;

(b) Schedule 4.20 contains a true and complete listing of all Permits that are required for the operation of the Company Business as presently conducted (“Company Permits”). The Company currently has all material Permits that are required for the operation of the Company Business. Each issued Permit currently is in full force and effect. Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of Company, there are no facts or circumstances which form the basis for any such default or violation. Company has not received notification of any revocation or modification of any Permit from any Governmental Authority. Company has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for Company to conduct its business in the manner and to the extent now conducted. Each Company Permit is current and up to date. Except as set forth in Schedule 4.20(b), none of the Company Permits will be impaired or materially affected by the Merger or the consummation of any other transaction contemplated by this Agreement.

(c) Company has not received any notices or correspondence from the FDA or any other Governmental Authority exercising comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical studies or clinical trials conducted by or on behalf of Company’s clients and to which Company was involved as a product and/or process consultant. To the Knowledge of Company, no filing or submission to the FDA or any other Governmental Authority, that was or is intended to be the basis for any approval of Company’s client’s products or product candidates, contains any material omission or materially false information by Company.

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(d) To Company’s Knowledge, neither Company nor any manager, director, agent, employee or any other person acting for or on behalf of Company, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any FDA staff or to any other government officer (i) to obtain favorable treatment in securing business for Company, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company, or (iv) in violation of any applicable anti-corruption Law.

(e) Neither Company nor, to Company’s Knowledge, any manager, director, agent, employee or any other person acting for or on behalf of Company has established or maintained any fund or assets in which Company has proprietary rights that have not been recorded in the books and records of Company. Each transaction is properly and accurately recorded in all material respects on the books and records of Company, and each document upon which entries such books and records are based is complete and accurate in all material respects.

(f) [Intentionally omitted].

(g) Neither Company nor, to the Knowledge of Company, any manager, officer, agent, employee, Company Stockholder or Affiliate of Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(h) Neither Company nor any of its officers, directors, employees or Service Providers has been subject to any material enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing, memorandum, plea agreement, court order or target or no target letter, and, to Company’s Knowledge, none of the foregoing is pending, asserted or threatened against same.

(i) Neither Company nor any of its officers, directors, employees or Service Providers has made any false statements on or material omissions from, any representations, reports or other submissions, whether oral, written or electronically delivered or otherwise or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, any other Governmental Authority or applicable Law relating to Company. Neither Company nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery or Illegal Gratuities” or any similar Laws, and to the Knowledge of the Company, there is not existing any basis for the issuance of any notice to such effect.

Section 4.21 Insurance. Company has insurance policies in full force and effect for such amounts as are sufficient for to conduct the Company Business. No event has occurred, including, without limitation, the failure by Company to give any notice or information or Company giving any inaccurate or erroneous notice or information, that limits or impairs the rights Company under any such insurance policies.

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Section 4.22 Related Party Transactions.

(a) Except as set forth on Schedule 4.22(a), none of any employee, director, shareholder, partner, manager, stockholder or other equity holder of Company nor any Company Stockholder or his or her immediate family nor any of their respective Affiliates (“Related Persons”) (i) owes any material amount to Company, and Company does not owe any material amount to, nor has Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, which obligation of the Company, in each case, would survive the Closing (ii) is involved in any business arrangement or other relationship (other than customary employment or service provider relationships) with Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Company (other than rights arising out of employment arrangements), (iv) to the Knowledge of Company, has any claim or cause of action against Company or (v) is obligated to make any payment to Company or Related Person in connection with the transactions contemplated by this Agreement.

(b) There are no transactions, arrangements or other relationships between and/or among Company, on the one hand, and any Company Stockholders or their Affiliates, on the other hand, that are not on terms at least as favorable to Company as would be obtained in an arm’s length, commercially reasonable transaction with an unrelated third party.

(c) All agreements, payment obligations, and other business relationships between Company’s Affiliates, on the one hand, and Company, on the other hand, are commercially reasonable and on terms no less favorable to Company than would be available in an arm’s length transaction with an unrelated third party.

Section 4.23 Suppliers. Schedule 4.23 sets forth a list identifying each supplier to Company to which, during Company’s current fiscal year (through September 30, 2021), Company has paid in excess of $50,000. No supplier listed on Schedule 4.23 has terminated its relationship with Company or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with Company, and to the Knowledge of Company no supplier listed on Schedule 4.23 has notified Company in writing that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with Company.

Section 4.24 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Company or the Company Stockholders in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.25 Environmental Matters. Company is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to Company in all material respects. There are no pending or, to the Knowledge of Company, threatened Environmental Legal Proceedings against Company.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Letter), none of the Company Stockholders, Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Company, including any representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent and its representatives or as to the future revenue, profitability or success of Company, or any representation or warranty arising from statute or otherwise in Law.

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ARTICLE V
Representations and Warranties of the Parent and Subco

The Parent and Subco jointly and severally represent and warrant to Company as follows:

Section 5.1 Organization and Good Standing. The Parent is a corporation, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Subco is a corporation, validly existing and in good standing under the laws of the State of Utah.

Section 5.2 Authorization. Each of the Parent and Subco has full power and authority to execute and deliver this Agreement and each other Transaction Document, to the extent applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parent and Subco of this Agreement and each other Transaction Document, to the extent applicable, have been duly authorized by all necessary action on behalf of each of the Parent and Subco. This Agreement has been, and each other Transaction Document will be at or prior to the Closing, duly executed and delivered by the Parent and/or Subco, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent and/or Subco, to the extent applicable, enforceable against the Parent or Subco, to the extent applicable, in accordance with its respective terms, subject to the Bankruptcy/Equity Exception.

Section 5.3 Conflicts; Consents of Third Parties.

(a) Neither the execution or delivery by the Parent or Subco of this Agreement or any of the other Transaction Documents, nor the performance by the Parent or Subco of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of the Parent or Subco, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent or Subco is a party or by which the Parent or Subco is bound or to which any of its assets or properties are subject, (iii) violate any Law (including rules and regulations of NASDAQ) applicable to Parent or any of its subsidiaries, (iv) violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of or constitute a default under any material contract to which the Parent or Subco, except, in the case of clause (ii), (iii) or (iv) above, to the extent such violations or breach could not reasonably be expected to have a Parent Material Adverse Effect.

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(b) No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby by the Parent and Subco other than (i) the filings of the Articles of Merger, (ii) filings required under Regulation D of the Securities Act after the Effective Time, (iii) the filing of a Form 8-K with the SEC and NASDAQ after the Closing Date, (iv) the filing of Form S-3 or other registration statements with the SEC for the registration of the Merger Consideration after the Effective Time, (v) such filings as may be required under applicable state securities laws and the securities laws of any foreign county, (vi) filings required by the Development Agreement, (vii) the additional listing application with the NASDAQ and (viii) such notices, filings, authorizations, registrations, consents or approvals that, if not obtained or made, could not reasonably be expected to have a Parent Material Adverse Effect and could not prevent, materially alter or delay the Merger.

Section 5.4 Litigation. Except as set forth on Schedule 5.4 or in any SEC Documents: (a) there is no Legal Proceeding pending or, to the knowledge of the Parent or any of its Affiliates, threatened against the Parent or any of its Affiliates, pending or threatened against any employees of the Parent or any of its Affiliates with respect to their services or business activities to or on behalf of the Parent or any of its Affiliates), or to which the Parent or any of its Affiliates is otherwise a party, before any Governmental Authority; nor to the knowledge of the Parent is there any reasonable basis for any such Legal Proceeding; and (b) neither the Parent nor any of its Affiliates is subject to any Order. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5 SEC Reports. The Parent has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding two years (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. As of their respective dates, the financial statements of the Parent included in the SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. There has been no change in the Parent accounting policies except as described in the notes to the Parent Financial Statements. No other information provided by or on behalf of the Company to a creditor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

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Section 5.6 Capitalization. The authorized capital shares of Parent consists of 100,000,000 common shares designated as common stock, par value $0.001 per share, and 5,000,000 shares designated as preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on the date preceding the date hereof, 29,160,058 shares of Common Stock and no shares of Preferred Stock. All outstanding capital shares of Parent have been duly authorized, validly issued, fully paid and are non-assessable. Other than this Agreement and the IdMo Merger Agreement, there are no other options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which Parent is obligated to issue, deliver, sell, repurchase or redeem any capital shares of Parent.

Section 5.7 Issuance of Merger Consideration. The issuance and delivery of the Warrants and Parent Common Stock as part of the Merger Consideration in accordance with this Agreement shall be, at or prior to the Effective Time, duly authorized by all corporate action on the part of Parent, and when issued at the Effective Time as contemplated hereby, such shares of Parent Common Stock will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Parent. The Parent has reserved from its duly authorized capital the maximum number of shares of Parent Common Stock issuable pursuant to this Agreement.

Section 5.8 Intellectual Property. Except as set forth in any SEC Documents: (a) the Parent and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have could have a Parent Material Adverse Effect, and (b) the Parent has no Knowledge (after due inquiry by the Parent Knowledge Group) of any facts that would preclude it from having valid license rights or clear title to the Intellectual Property rights, or that Parent lacks or will be unable to obtain any rights or licenses to use all Intellectual Property rights that are necessary to perform its obligations under the Development Agreement and the sale, marketing and commercialization of the Eikon Products.

Section 5.9 Subco. Subco was formed solely for the purposes of engaging in the transactions contemplated by this Agreement. Subco has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.10 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement who is or will be entitled to any fee or commission or like payment in respect thereof other than those paid by Parent.

Section 5.11 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, none of the Parent, Subco or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Subco, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent or Subco furnished or made available to Company and its representatives or as to the future revenue, profitability or success of Parent or Subco, or any representation or warranty arising from statute or otherwise in Law.

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ARTICLE VI

Covenants and Agreements

Section 6.1 Stockholders Approval.

(a) Written Consent. The Company shall use its reasonable best efforts to obtain, within five (5) Business Days following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Shareholders in a form acceptable to Parent and the Company (the “Written Consent”). The materials submitted to the Shareholders in connection with the Written Consent shall include the Company’s board of directors’ recommendation to approve this Agreement and the Merger. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b) Promptly following, but in no event more than five (5) Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company’s Board unanimously determined that the Merger is advisable in accordance with the URBCA and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the URBCA and the bylaws of the Company and (iii) notify such Stockholders of their dissent rights pursuant to the URBCA.

Section 6.2 Current Report on Form 8-K.

(a) Upon request of Parent, Company will provide to Parent all financial statements, business descriptions, risk factors, compensation data, ownership data and other information of Company reasonably required for any SEC filing to be filed by Parent or which needs to be incorporated in any existing Parent registration statement or other SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of Company. Such financial statements have been prepared in accordance with GAAP, so that such financial statements meet the requirements for filing by Parent with the SEC as required by the SEC’s Current Report on Form 8-K and for incorporation into any Form S-3 or other registration statement on file or to be filed by Parent.

(b) Upon request of Parent, Company will provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Form 8-K is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

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(c) Prior to the Closing, in addition to its covenants and obligations under Section 6.5 below, Company shall cooperate with Parent in providing to Parent such financial statements, financial data and accountants’ reports as Parent shall reasonably request with respect to any filing that Parent shall make or be required to make under the Securities Act or the Exchange Act. Not in limitation of the foregoing, Company shall deliver to Parent the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof and prior to Closing, the unaudited balance sheet of Company as of the end of such quarter and the unaudited statements of income, stockholders’ equity and cash flows of Company for such quarter and for the portion of the fiscal year then ended prepared in substantial accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of Company as of the last day of the periods covered and the results of operations, cash flows and changes in stockholders’ equity of Company for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

(d) Notwithstanding anything in this Agreement to the contrary, any Parent Related Expenses incurred by Company shall be paid directly by Parent to Company’s agents or to the parties to whom such obligations are owed, as applicable, as directed by the Company Representative.

Section 6.3 Access and Information.

(a) Prior to the Closing, and except for disclosures which would cause Company to waive the attorney-client privilege or otherwise violate applicable Law or any material confidentiality agreement, either party shall be entitled to make or cause to be made such investigation of the other party, and the financial and legal condition thereof, as each party deems necessary or advisable, and both parties shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, either party shall (i) permit the other party and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of each of the parties upon reasonable notice during regular business hours, (ii) furnish or cause to be furnished to the other party such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the parties and their businesses as either party shall request from time to time and (iii) cause its accountants to furnish to the applicable party and its accountants access to all work papers relating to any of the periods covered by financial statements provided by either party hereunder.

(b) Prior to the Closing, each of the parties shall not use any information provided to it in confidence by either party for any purposes unrelated to this Agreement. Except with respect to publicly available documents or as otherwise provided in the Development Agreement, in the event that this Agreement is terminated (i) both parties will return to the other party all documents obtained by them in confidence and any copies thereof in their possession or its agents and representatives, or, at the option of either party, the other party shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof.

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(c) No investigation of Company or the Company Business by the Parent heretofore shall modify or otherwise affect any representations and warranties of Company, which shall survive any such investigation, or the conditions to the obligation of the Parent and Subco to consummate the transactions contemplated hereby.

Section 6.4 No Solicitation. Commencing on the date of this Agreement and continuing thereafter, unless and until this Agreement is terminated pursuant to Article IX, Company shall not, nor shall it authorize any of its Affiliates or any Company Stockholder, officer, director, employee, investment banker, attorney or other adviser or representative of Company or any of its Affiliates to (i) solicit, initiate, or encourage the submission of, any Company Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement or understanding with respect to any Company Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any Company Stockholder, officer, director, employee, investment banker, attorney or other adviser or representative of Company or any of its Affiliates, shall be deemed to be a breach of this Section 6.4 by Company and its Affiliates. Company shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any Company Acquisition Proposal or receipt of any inquiries with respect to any Company Acquisition Proposal, such notice to include the terms of such Company Acquisition Proposal. Company immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Acquisition Proposal. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. “Company Acquisition Proposal” means any proposal for a merger or other business combination involving Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Company or any of its Affiliates, any voting securities of Company or any of its Affiliates or a substantial portion of the assets of Company or a license to its Intellectual Property.

Section 6.5 Registration of Shares Issued in the Merger

(a) Parent shall use its reasonable commercial efforts to cause the Parent Common Stock and the shares of Parent Common Stock underlying the Warrants issued in the Merger (the “Registrable Securities”) to be registered under the Securities Act so as to permit the resale thereof by July 1, 2022, and in connection therewith shall prepare and file a registration statement (the “Registration Statement”) with the SEC with respect to the Registrable Securities as soon as practicable after the Closing, but no later than May 15, 2022, and shall use its reasonable commercial efforts to cause the Registration Statement to become effective and approved for listing on NASDAQ prior to July 1, 2022; provided, however, that by accepting Merger Consideration at the Closing each holder of Registrable Securities (“Holder”) shall have been deemed to have agreed to provide all such information and materials to Parent and to take all such action as may be reasonably required in order to permit Parent to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. Such provision of information and materials is a condition precedent to the obligations of Parent pursuant to this Section 6.5. Parent shall not be required to effect more than one (1) registration under this Section 6.5. The offering made pursuant to such registration shall not be underwritten.

(b) Parent shall: (i) prepare and file with the SEC the Registration Statement in accordance with Section 6.5(a) with respect to the shares of Registrable Securities and shall use all commercially reasonable efforts to cause the Registration Statement to remain effective for a period ending on the date all of the Registrable Securities registered thereunder may be sold under Rule 144 in one three-month period (assuming compliance by the Holders with the provisions thereof) subject to Section 6.5(c); (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registerable Securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement, and (iii) a copy of the irrevocable instructions to the Exchange Agent instructing the Exchange Agent to deliver on an expedited basis via The Depository Trust Company Deposit or Withdrawal at Custodian system (“DWAC”) shares of Parent Common Stock equal to the Stock Consideration and the Milestone Consideration, each registered in the name of Company Stockholders.

(c) Notwithstanding any other provision of this Section 6.5, Parent shall have the right at any time to require that all Holders suspend open market offers and sale of Registrable Securities whenever, and for so long as, in the reasonable, good-faith judgment of Parent, after consultation with counsel, there is in existence material undisclosed information or events with respect to Parent that would cause the prospectus included in the Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will continue only for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Parent or until such time as the information or event is no longer material, each as reasonably determined in good faith by Parent after consultation with counsel. Parent will promptly give the Company Representative notice, in a writing signed by an executive officer of Parent, of any such suspension (the “Suspension Notice”). Parent agrees to notify the Company Representative promptly upon termination of the suspension (the “Resumption Notice”). Upon receipt of a Suspension Notice, the Parent shall immediately notify each Holder concerning the status of the Registration Statement. The period during which Parent is required to cause the Registration Statement to remain effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.

(d) Parent shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, incurred in connection with any registration of Registrable Securities pursuant to this Section 6.5, including without limitation all registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, the fees and disbursements of Parent’s outside counsel and independent accountants.

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(e) To the fullest extent permitted by law, Parent will indemnify, defend, protect and hold harmless each selling Holder, his successors and assigns (each a “Holder Indemnitee”), against all actions, claims, and Damages to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 6.5 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by Parent of any rule or regulation promulgated under the Securities Act, the Exchange Act or any statute, regulation or law applicable to Parent and relating to action or inaction required of Parent in connection with such registration; provided, however, that Parent shall not be liable to any such Holder Indemnitee in respect of any actions, claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to Parent by such Holder Indemnitee or any other Holder for use in connection with such registration statement and prospectus or post-effective amendment.

(f) If: (i) the Registration Statement is not filed on or prior to August 15, 2022 (if the Parent files the Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) herein, the Parent shall be deemed to have not satisfied this clause (i)), or (ii) the Parent fails to file with the SEC a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the SEC pursuant to the Securities Act, within five Trading Days of the date that the Parent is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Parent fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such Registration Statement within ten (10) Business Days after the receipt of comments by or notice from the SEC that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive Trading Days or more than an aggregate of fifteen (15) Trading Days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) Business Day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) Trading Day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Parent shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate Merger Consideration paid by such Holder. If the Parent fails to pay any partial liquidated damages pursuant to this Section 6.5(f) in full within seven days after the date payable, the Parent will pay interest thereon at a rate of five percent 5% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

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(g) To the fullest extent permitted by law, each selling Holder of Registrable Securities will indemnify Parent, each person, if any, who controls the Parent within the meaning of the Securities Act or the Exchange Act, each underwriter of Registrable Securities and their respective affiliates, officers, directors, partners, successors and assigns (each, “Parent Indemnitee”) against any Damages to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Parent Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such actions, claims, Damages arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.5 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Parent by such Holder or underwriter specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the Holder’s Pro Rata Portion of the proceeds from the sale of such Holder’s Registrable Securities hereunder.

(h) Each person entitled to indemnification under this Section 6.5 (each, a “Section 6.5 Indemnified Person”) shall give notice to the party required to provide indemnification (the “Section 6.5 Indemnifying Person”) promptly after such Parent has actual knowledge of any claim as to which indemnity may be sought and shall permit the Section 6.5 Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom; provided, however, that counsel for the Section 6.5 Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Section 6.5 Indemnified Person (whose approval shall not unreasonably be withheld), and the Section 6.5 Indemnified Person may participate in such defense at the Section 6.5 Indemnified Person’s expense (unless the Section 6.5 Indemnified Person has reasonably concluded that there may be a conflict of interest between the Section 6.5 Indemnifying Person and the Section 6.5 Indemnified Person in such action, in which case the fees and expenses of counsel for the Section 6.5 Indemnified Person shall be at the expense of the Section 6.5 Indemnifying Person); and provided, further, that the failure of any Section 6.5 Indemnified Person to give notice as provided herein shall not relieve the Section 6.5 Indemnifying Person of its obligations under this Section 6.5 except to the extent that the Section 6.5 Indemnifying Person is materially prejudiced thereby. No Section 6.5 Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Section 6.5 Indemnified Person, which consent shall not be unreasonably withheld or delayed) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Section 6.5 Indemnified Person of a release from all liability in respect to such claim or litigation. Each Section 6.5 Indemnified Person shall furnish such information regarding itself or the claim in question as a Section 6.5 Indemnifying Person may reasonably request in writing and as shall be reasonably require in connection with the defense of such claim and litigation resulting therefrom.

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(i) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which Parent or any Holder makes a claim for indemnification pursuant to this Section 6.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 6.5 provides for indemnification in such case, then the Parent and such Holders shall contribute to the aggregate Damages to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Parent on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such Damages as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of the Parent on the one hand and of the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Parent on the one hand or the Holders on the other, and each Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Registrable Securities pursuant to the Registration Statement; and (ii) no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(j) Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Parent Common Stock in connection with the Merger. Company and Company Representative shall each use their respective commercially reasonable efforts to assist Parent to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Parent Common Stock in connection with the Merger.

Section 6.6 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement on or before December 31, 2021. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their reasonable best efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any Legal Proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. Company will also furnish the Parent with all financial statements and other information required by the Parent to satisfy all regulatory requirements, including its December 31, 2021 financial statements and all other information required to satisfy Parent’s filing requirements with the SEC. The provisions of this Section 6.6 shall survive the Closing.

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Section 6.7 [Intentionally Omitted]

Section 6.8 Permits. To the extent required by applicable Law, Company shall cooperate with Parent and use reasonable best efforts to assure that Company retains all Permits required by it to operate the Company Business, whether by way of renewal of Permits held by Company or used by Company in performing the Company Business.

Section 6.9 Company’s Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein or approved in writing by Parent, Company shall:

(a) Conduct its business only in the Ordinary Course of Company’s Business;

(b) use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, Company Permits, Company Intellectual Property rights and goodwill relating or pertaining to its businesses;

(c) endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

(d) use commercially reasonable efforts to maintain the Company Intellectual Property rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

(e) maintain its books, accounts and records in substantial accordance with GAAP;

(f) use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby, and to cause the other conditions to Parent’s obligation to close to be satisfied; and

(g) promptly notify Parent in writing if, prior to the consummation of the Closing, to its Knowledge, of any of the following:

(i) that (A) any of the Fundamental Representations ceases to be accurate and complete, or (B) the other representations and warranties of the Company contained in Article IV ceases to be accurate and complete in all material respects;

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(ii) Company fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder;

(iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv) any written notice or written other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(v) any Material Adverse Effect or any other fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company or its assets, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions of Company hereunder to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Parent; and

(h) continue to perform under the Development Agreement.

Section 6.10 Parent’s Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, each of Parent and Subco shall:

(a) maintain its books, accounts and records in accordance with GAAP;

(b) use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Company’s obligation to close to be satisfied;

(c) promptly notify Company in writing if, prior to the consummation of the Closing, to its Knowledge (i) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (ii) Parent fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to Company; and

(d) continue to perform under the Development Agreement.

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Section 6.11 Company’s Negative Covenants. Prior to the Closing, without the prior written consent of Parent or as otherwise expressly provided herein, Company will not:

(a) take any action or omit to take any action which would result in Company’s (i) incurring any trade accounts payable outside of the Ordinary Course of Company’s Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the Ordinary Course of Company’s Business; (ii) materially increasing any of its Indebtedness for borrowed money; (iv) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (v) increasing the rate or type of compensation payable to any person, except as in the Ordinary Course of Company’s Business; (vi) entering into any agreement related to employment (except as required by law), or creating any pension or profit-sharing plan, bonus, deferred compensation or any other Benefit Arrangement, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit outside the Ordinary Course of Company’s Business consistent with past practices (except as required under the terms of this Agreement, and such exception shall include any bonus payments made to any employees or service providers of Company in connection with a Change of Control Event to the extent such bonus payments to be made have been disclosed in the Company Disclosure Letter); (vii) making any representation to anyone indicating any intention of Parent to retain, institute, or provide any Benefit Arrangement, except as in the Ordinary Course of Company’s Business; (viii) selling or disposing or licensing of any assets otherwise than under the Development Agreement; (ix) making any capital expenditures other than in the Ordinary Course of Company Business and in no event in excess of $50,000 in the aggregate; (x) issuing any equity interests of any kind of Company; (xi) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Company to issue, any equity, or securities convertible into any equity; (xii) modifying, amending or terminating any Material Contract other than in the Ordinary Course of Company’s Business; or (xiii) entering into any other transaction outside of the Ordinary Course of Company’s Business;

(b) change any method or principle of accounting in a manner that is inconsistent with the Ordinary Course of Company’s Business, except to the extent required by GAAP as advised by Company’s regular independent accountants;

(c) take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(d) incur or create any Liens on assets of the Company;

(e) except as contemplated herein, take any action or omit to take any action that would materially interfere with Parent’s rights to compel performance of each of the obligations of Company under this Agreement;

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(f) take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect; or

(g) agree or commit to take any action precluded by this Section 6.10.

Section 6.12 Parent’s Negative Covenants. Prior to the Closing, without the prior written consent of Company or as otherwise expressly provided herein, Parent will not:

(a) take any action that would likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b) except as contemplated herein, take any action or omit to take any action which would materially interfere with Company’s rights to compel performance of each of the obligations of Parent under this Agreement; or

(c) agree or commit to take any action precluded by this Section 6.11.

Section 6.13 Obligation to Develop. Following the Closing, Parent shall fund the Project as more particularly described on Schedule 6.12 annexed hereto. The exclusive remedy for Company Stockholders as a result of a breach or failure by Parent to perform its obligations described in this Section 6.12 shall be the termination of Right of Forfeiture of the Milestone Consideration as provided in Section 3.1 above and as provided in the Warrants and the documentation evidencing such.

Section 6.14 D&O Insurance.

(a) Parent and Subco agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Organization Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 6.14, shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) Prior to the Closing, the Company may obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of any such D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Company Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

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(c) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.14. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.14 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.15 Tax Matters.

(a) Without the prior written consent of Parent, prior to the Closing none of the Company nor any Company Stockholder shall make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of and taxable period following the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Parent when due. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

(c) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with the Ordinary Course of Company’s Business (unless otherwise required by Law).

(d) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date.

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(e) Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date the Company shall not have any further rights or liabilities thereunder.

(f) Parent agrees to give written notice to Company Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any action or legal proceeding in respect of which an indemnity may be sought by Parent for Tax Liabilities (a “Tax Claim”). Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Company Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that Company Representative shall be entitled to participate in the defense of such claim and to employ counsel of its or his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Company Representative.

(g) Tax Cooperation. Parent, Company, Company Stockholders, Company Representative, and their respective affiliates shall cooperate, as and to the extent reasonably requested by another party hereto, at the requesting party’s expense, in connection with the filing of Tax Returns of the Company any audit, litigation or other proceeding with respect to Taxes or the Tax status of the Company. Such cooperation shall include signing such Tax Returns as may be reasonably requested by the requesting Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company (upon the other party’s request and at the requesting party’s expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding (to the extent within such party’s possession) and making employees available on a mutually convenient basis with reasonable notice during normal business hours to provide additional information and explanation of any material provided hereunder.

ARTICLE VII

Conditions to Closing

Section 7.1 Mutual Conditions. The obligation of the Parent and Subco, and Company to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Parent, Subco, and Company:

(a) Laws. There shall not be any Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.

(b) Absence of Litigation. There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein, or (ii) any Legal Proceeding pending wherein an unfavorable Order would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions contemplated hereby or thereby, declare unlawful any material aspect of the transactions contemplated by the Transaction Documents or cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded.

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(c) Government Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(d) [RESERVED].

(e) Stockholder Approval. The Requisite Company Vote of Company Stockholders shall have been obtained for the approval of this Agreement and the Merger.

(f) IdMo Merger. The IdMo Merger shall have been consummated or shall be consummated concurrently with the Merger.

Section 7.2 Conditions to the Obligations of Parent and Subco. The obligations of Parent and Subco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a) Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. Those representations and warranties of Company contained in this Agreement that are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. Company shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b) No Material Events. Since the date hereof, there shall have been no Material Adverse Effect.

(c) Consents. Company shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by Company under any Contract identified in Schedule 7.2(c).

(d) Secretary’s Certificate. Company shall have delivered to the Parent a certificate of the Secretary or Assistant Secretary of Company, in form and substance satisfactory to the Parent, certifying (i) resolutions or written consents of the Company directors and Company Stockholders approving this Agreement, the other Company Documents to be executed by Company and the transactions contemplated hereby and thereby and (ii) the Company articles of incorporation, by-laws and other governing documents of Company, as amended, and attaching (A) such good standing certificates as the Parent shall reasonably request, (B) a certified copy of Company’s articles of incorporation, as amended, and (C) an incumbency certificate with respect to all officers of Company executing this Agreement and the other Company Documents.

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(e) Restrictive Covenant Agreements. Each person listed on Schedule 7.2(e) shall have executed a restrictive covenant agreement substantially in such form as is reasonably acceptable to such persons and Parent.

(f) Dissenters’ Rights. Company Stockholders entitled to 10% or more of the aggregate Merger Consideration shall not have voted against the Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect dissenters’ rights in accordance with the URBCA; and holders who represent more than 10% of the issued and outstanding Company Common Stock shall not have voted against the Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect dissenters’ rights in accordance with the URBCA.

(g) Estimated Liabilities. Net Closing Cash shall be in an amount equal to or exceed zero.

(h) Representation Statement; Number of Shareholder. Each of the Company Stockholders shall have delivered to Parent a signed Representation Statement in substantially the form attached hereto as Exhibit E and each such statement shall be in full force and effect, and there shall be no more than thirty-five (35) Company Stockholders who are both (i) U.S. persons as defined under Regulation S under the Securities Act (a “U.S. Person”); and (ii) not “accredited investors” as defined in Rule 501 under the Securities Act.

(i) Purchaser Representative. There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Parent, representing each holder of Company Stockholder who is a U.S. Person and not an “accredited investor” as defined in Rule 501 under the Securities Act, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to Parent.

(j) Other Documents. Company and the Company Stockholders shall have executed and delivered to the Parent the documents set forth in Section 3.6(a) and such other documents or instruments as the Parent reasonably requests to effect the transactions contemplated by this Agreement and the other Company Documents.

Section 7.3 Conditions to the Obligations of Company. The obligation of Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Parent, and Subco contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of the Parent and Subco contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. The Parent and Subco shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

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(b) Merger Consideration. Parent shall have delivered the Distribution Instructions and any other related documents or deliverables reasonably requested by Company or the Exchange Agent to the Exchange Agent so as to provide for the issuance of the Stock Consideration, Milestone Consideration and Warrants to the Company Stockholders pursuant to the terms of this Agreement.

(c) Secretary’s Certificates. Prior to or at the Closing, the Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of the Parent, in form and substance satisfactory to Company, certifying resolutions of the governing body of the Parent and Subco approving this Agreement and setting forth an incumbency certificate with respect to all officers of the Parent and Subco executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(d) Other Documents. The Parent or Subco, as applicable, shall have executed and delivered to Company the documents set forth in Section 3.6(b) and such other documents or instruments as Company reasonably requests to effect the transactions contemplated by this Agreement or any other Purchaser Document.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Limited Survival. Other than Fundamental Representations, each of the representations and warranties and the covenants that by their express terms are to be performed at or prior to the Closing, in each case, as set forth in this Agreement, any other Transaction Document or in any other document delivered in connection herewith or therewith, shall terminate and be of no further force and effect from and after the Closing and no party shall have any liability with respect thereto from and after the Closing. Except as otherwise set forth in this Agreement, any Transaction Document or in any other document delivered in connection herewith or therewith, the Fundamental Representations and those covenants that by their express terms are required to be performed after the Closing set forth in this Agreement shall survive the Closing for a period of the shorter of four (4) years from Closing and the applicable statute of limitations. No Claim for breach of any Fundamental Representations and the covenants that by their express terms are required to be performed after the Closing may be asserted unless (i) such Claim is asserted in writing pursuant to an Indemnification Claim Notice (as defined below) prior to the expiration of the applicable survival period set forth in this Section 8.1(a), and (ii) such Claim is made for Damages incurred prior to the expiration of the applicable survival period set forth int his Section 8.1(a).

(a) The Fundamental Representations of Parent shall expire on the date on which the Registration Statement for the Merger Consideration has become effective and the Parent Company Stock has been approved for listing on NASDAQ.

Section 8.2 Indemnification

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(a) The Company Stockholders shall severally, but not jointly, indemnify and hold harmless the Parent, Subco, their Affiliates, and their respective officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all Claims and out-of-pocket costs and expenses incurred in connection with such Claim (including, without limitation, counsel’s reasonable fees and other costs and expenses incident to any suit, action or proceeding) arising out of, resulting from or incurred in connection with (ii) any inaccuracy in any representation or the breach of any Fundamental Representation (ignoring, for purposes of determining the existence of any such misrepresentation or breach or the amount of Damages with respect thereto, any “materiality”, “Material Adverse Effect” or similar qualifier set forth in such representation or warranty), or (ii) any Indemnified Taxes.

(b) The Parent shall indemnify and hold harmless the Company Stockholders against and in respect of any and all Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any Fundamental Representation made by the Parent and Subco.

(c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

(d) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party may seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Indemnified Party is seeking indemnification under Section 8.2(a) or Section 8.2(b), as applicable, equals or exceeds $500,000 (the “Threshold”), in which event the Indemnifying Party shall only be responsible for Damages exceeding the Threshold.

(e) The collectively liability of the Company Stockholders, on a several but not joint basis, to the Parent Indemnified Parties for all Damages for which indemnification is provided under Section 8.2(a) shall not exceed $2,650,000, except for any Claims of Fraud. The liability of the Parent to the Company Stockholders for all Damages for which indemnification is provided Section 8.2(b) shall not exceed $2,650,000, except for any Claims of Fraud. Notwithstanding the foregoing, for any amount of Damages payable to the Parent Indemnified Parties, such amount shall not exceed the amount of Merger Consideration actually received by the Company Stockholders. Furthermore, no Company Stockholder who was not a perpetrator of the Fraud shall be liable to any Parent Indemnified Parties for such Fraud.

(f) The Indemnified Parties shall not be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent that the Indemnified Parties have already recovered Damages with respect to such matter pursuant to another provision of this Agreement.

(g) Payments by an Indemnifying Party shall be reduced by an amount equal to any net Tax benefit actually realized as a result of such indemnified claim or loss by the Indemnified Party.

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(h) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps, to the extent required by applicable Law, to mitigate any losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to the payment of Damages by an Indemnifying Party.

(i) Notwithstanding anything to the contrary, no Indemnified Party may recover to be entitled to recover any indirect, incidental, special, consequential, exemplary or punitive Damages.

In the event any payment of the indemnity obligations of the Company Stockholders is required to be made under this Agreement, the Company Stockholders may satisfy such payment by delivery to Parent of shares of Parent Common Stock acquired by them pursuant to the Merger, which shares of Parent Common Stock, for such purpose, shall be valued at the higher of (i) $9.125 or (ii) the closing trading price of a share of Parent Common Stock on the Trading Date immediately preceding the date such liability is finally determined. In the event any payment of the indemnity obligations of the Parent is required to be made under this Agreement, the Parent may satisfy such payment by delivery to Company Stockholders shares of Parent Common Stock on a pro rata basis, which shares, for such purpose, shall be valued at the closing trading price of a share of Parent Common Stock immediately preceding the date such liability is finally determined.

(j) If and to the extent any provision of Section 8.2(a) is unenforceable for any reason, the Company Stockholders shall make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(a) that is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable. If and to the extent any provision of Section 8.2(b) is unenforceable for any reason, the Parent hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(b) that is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

Section 8.3 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in this Article VIII, if an Indemnified Party wishes to make an indemnification Claim under this Article VIII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Company Representative, in the event that the Indemnifying Party is Company Stockholders, or the Parent, (i) stating that an Indemnified Party has paid, incurred, suffered or sustained Damages, and (ii) specifying in reasonable detail the individual items of such Damages, section of this Agreement under which each such Damages is being claimed, the date each such item was paid, incurred, suffered or sustained, or the reasonable basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

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(b) If the Company Representative, on behalf of the Indemnifying Parties, or the Parent, as applicable, shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Company Representative on behalf of the Indemnifying Parties, or Parent, as applicable, that, subject to the limitations set forth in this Article VIII, the Indemnified Party is entitled to the full amount of the Claim for Damages set forth in such Indemnification Claim Notice.

(c) In the event that the Company Representative, or the Parent, as applicable, shall deliver an Indemnification Claim Objection Notice within thirty (30) days after delivery of such Indemnification Claim Notice, the Company Representative and the Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims. If the Company Representative and the Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

Section 8.4 Procedures for Third Party Claims. In the case of any Claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party provided that the Indemnifying Party shall have provided the Indemnified Party with the prior written assumption, in form and substance reasonably acceptable to the Indemnified Party, by the Indemnifying Party of any and all liability with respect to the matter in controversy, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

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Section 8.5 Consent of Company Stockholders. Upon approval of this Agreement by the Company Stockholders and resolution of any Claim as provided for in this Article VIII, the Company Stockholders shall be deemed to have consented to the right of Parent or any Parent Indemnified Party to collect the amount of any Damages payable to the Parent or any of the Parent Indemnified Parties in accordance with this Article VIII as and when the Parent or any of the Parent Indemnified Parties incurs or suffers such Damages.

Section 8.6 Certain Waivers. Parent acknowledges and agrees that, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any and all rights, claims and causes of action it may have against Company or any Company Stockholder relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the transactions contemplated by this Agreement, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except for claims arising out of or related to (i) Fraud or (ii) breaches of covenants which by their terms are required to be performed by a Company Stockholder after the Closing. Furthermore, without limiting the generality of this Section 8.6, no claim shall be brought or maintained by, or on behalf of, Parent (including, after the Closing, by the Company or its Subsidiaries) against any Company Stockholder, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, any Company Stockholder or any other Person set forth or contained in this Agreement, any Transaction Document or other document delivered herewith or therewith; the transactions contemplated by this Agreement; the ownership, operation, management, use or control of the business or assets of any of the Company or its Subsidiaries; or any actions or omissions at, or prior to, the Closing, except for claims arising out of or related to (i) Fraud or (ii) breaches of covenants which by their terms are required to be performed by a Company Stockholder after the Closing.

Section 8.7 Company Representative.

(a) By executing and delivering a Letter of Transmittal to Parent, each Company Stockholder shall be deemed to irrevocably constitute and appoint the Company Representative as such Company Stockholder’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Company Stockholder. Each Company Stockholder shall be deemed to have irrevocably granted the Company Representative full power and authority on behalf of such Company Stockholder, including, but not limited, to:

(i) execute and deliver, and to accept delivery of, such documents as may be deemed by the Company Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement or any other Transaction Document;

(ii) certify as to the accuracy of the representations and warranties of the Company and of such Company Stockholder under, or pursuant to the terms of, this Agreement and to deliver such documents, instruments, certificates or agreements contemplated by this Agreement on behalf of such Company Stockholder;

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(iii) (A) dispute or refrain from disputing any claim made by Parent, and Subco under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iv) give or agree to any and all consents, waivers, amendments or modifications deemed by the Company Representative, in its sole discretion, to be necessary or appropriate under this Agreement, any Letter of Transmittal or in connection with the Distribution Instructions, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith.

(v) enforce any claim against the Parent and Subco arising under this Agreement;

(vi) engage attorneys, accountants, agents and other third parties at the expense of the Company Stockholders, as expressly permitted under this Agreement or another Transaction Document;

(vii) exercise all rights of, and take all actions that may be taken by, the Company Stockholders or any of them hereunder; and

(viii) give such instructions and to take such action or refrain from taking such action as the Company Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement.

(b) The Company Representative shall not be liable for any act done or omitted hereunder as Company Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders shall indemnify the Company Representative and hold the Company Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Company Representative and arising out of or in connection with the acceptance or administration of the Company Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Company Representative. This indemnification shall survive termination of this Agreement. A decision, act, consent or instruction of the Company Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Representative; and the Exchange Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Representative as being the decision, act, consent or instruction of the Company Stockholders. The Company Representative may in all questions arising under this Agreement seek advice of legal counsel, and for anything done, omitted or suffered in good faith by the Company Representative in accordance with such advice, the Company Representative shall not be liable to any Company Stockholders. The Exchange Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Company Representative.

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(c) In no event shall the Company Representative be liable hereunder or in connection herewith to any Company Stockholder for any Damages that are punitive, special or speculative.

(d) Without limiting in any way any other provision of this Agreement, the Company Representative is authorized to, without limitation, engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Company Representative may in his sole discretion deem appropriate. The Company Representative shall be entitled to reimbursement of all expenses incurred in connection with its duties as Company Representative hereunder from the Company Stockholders in proportion to the Pro Rata Share. If a Company Stockholder shall default in his, her or its obligations to reimburse the Company Representative hereunder, the Company Representative shall be entitled to withhold from distribution to the defaulting Company Stockholders an amount equal to such defaulted obligation.

(e) In the performance of its duties hereunder, the Company Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Company Stockholder or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f) Notwithstanding any other provision herein to the contrary, the Parent and all of its Affiliates shall be able to rely conclusively on the instructions and decisions of the Company Representative as to any matter requiring action or decision by Company or the Company Stockholders under this Agreement or in connection with the Distribution Instructions, notwithstanding any dispute or disagreement among the Company Stockholders, without any liability to, or obligation to inquire of, any Company Stockholders, and notwithstanding any knowledge on the part of the Parent and Subco of any such dispute or disagreement. Company and the Company Stockholders shall not have any cause of action against the Parent or any of its Affiliates for any action taken by the Parent in reliance upon the instructions or decisions of the Company Representative. All actions, decisions and instructions of the Company Representative shall be conclusive and binding upon Company and the Company Stockholders and, in the absence of Fraud or intentional misconduct, neither Company nor the Company Stockholders shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Company Representative for any action taken, decision made or instruction given by the Company Representative under this Agreement, the Distribution Instructions or any other agreement or instrument contemplated hereby.

(g) Each Company Stockholder shall be deemed to have agreed that:

(i) notice to the Company Representative, delivered in the manner provided herein, shall be deemed to be notice to each Company Stockholder for the purposes of this Agreement;

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(ii) the authority of the Company Representative, as described in this Agreement, shall be effective until the rights and obligations of the Company Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Company Stockholder to the Parent and all of its Affiliates under this Agreement;

(iii) if the Company Representative is removed, resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and if no successor is appointed by a majority-in-interest of the Company Stockholders based on their Pro Rata Portion within thirty (30) days of such removal, resignation or otherwise, then the Parent and Subco shall have the right to appoint a Company Representative to serve as described in this Agreement (who shall be a Company Stockholder) and, under such circumstances, the Parent and Subco and the Exchange Agent shall be entitled to rely on all actions taken by such Company Representative; and

(iv) the Company Representative shall not be liable to any Company Stockholder for Damages with respect to any action taken or any omission by the Company Representative pursuant to this Section 8.4, in connection with or arising from the Distribution Instructions or any other Transaction Document, except to the extent such Damages are caused by the Company Representative’s gross negligence or willful misconduct.

(h) Each Company Stockholder shall be deemed to have agreed that, notwithstanding the foregoing, at the request of the Parent and Subco, he/she/it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of his/her/its shares of Company Stock and/or the Letter of Transmittal contemplated by this Agreement and acceptance of the consideration payable pursuant to this Agreement at Closing) individually on his/her/its own behalf. As a condition to receipt of each Company Stockholder’s Pro Rata Portion of the Stock Consideration and the Milestone Consideration, each Company Stockholder shall execute and deliver to the Parent and its transfer agent the Letter of Transmittal, duly endorsed.

(i) Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Company Stockholders under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Company Representative on behalf of the Company Stockholders. Any claim, action, suit or other proceedings, either at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including, without limitation, any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Parent or Subco against the Company Stockholder by service of process on the Company Representative and without the necessity of serving process on, or otherwise joining or naming any other Company Stockholder as a defendant in such action, suit or other proceeding. With respect to any matter contemplated by this Section, a Company Stockholder shall be bound by any determination in favor of or against the Company Representative or the terms of any settlement or release to which the Company Representative shall become a party.

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ARTICLE IX

Termination

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Company’s Stockholders):

(a) by mutual written consent of Company and Parent;

(b) by either Company or Parent if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of either the Merger or the IdMo Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Company or Parent from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used reasonable best efforts to remove or lift such injunction, order, decree or ruling;

(c) by either Company or Parent if the Requisite Company Vote (under all applicable Laws) of the Company Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

(d) by either Company or Parent if the Closing does not occur on or prior to December 31, 2021; provided that, in each case, the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement;

(e) by either Company or Parent if any representation or warranty made in this Agreement (including without limitation the Company Disclosure Letter) for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, and (ii) such untrue representation or warranty cannot be or has not been cured within 20 days after receipt of written notice of such breach;

(f) by either Company or Parent if the other party shall have defaulted in the performance of any material covenant or agreement set forth in this Agreement; provided that, in each case, (i) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (ii) such failure to comply cannot be or has not been cured within 20 days after receipt of written notice of such default;

(g) by Parent if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any material condition or requirement, which condition or requirement, would be reasonably likely to have a Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement;

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(h) by Parent, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Parent is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

(i) by Company, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Company is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other, the provisions of this Section 9.2, and the first sentence of Section 10.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Company Stockholders. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any material representation or covenant expressly set forth herein or of any liability or obligations under the Development Agreement.

ARTICLE X

Miscellaneous

Section 10.1 Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Parent:	Co-Diagnostics, Inc.
2401 South Foothill Dr., Suite D
Salt Lake City, UT 84109
Telephone: [***]
Attention: President

With a copy to:	Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, UT 84101
Telephone: [***]
Facsimile: 801-257-1800
Attention: Mark Morris, Esq.

If to Company or the Company Representative:	Advanced Conceptions, Inc.
[***]
Telephone:
Attention: Richard Abbott

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With a copy to (which will not constitute notice):
Dorsey & Whitney
111 S. Main Street
Salt Lake City, UT 84111
Telephone: [***]
Attention: Troy Keller, Esq.

If to the Exchange
Agent:	Vstock Transfer, LLC
As provided in the Distribution Instructions

Section 10.2 Expenses. Unless the transactions provided for in this Agreement are consummated, each party hereto shall be responsible for its own expenses incident to this Agreement and the transactions contemplated hereby.

Section 10.3 Governing Law; Consent to Jurisdiction; Injunctive Relief.

(a) This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Utah, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b) Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America or the State of Utah sitting in Salt Lake City, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Utah state court or federal court of the United States of America sitting in Salt Lake City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Utah state court or, to the extent permitted by Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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Section 10.4 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. The Parent may assign all of its rights under this Agreement to any Affiliate of the Parent or any third party that acquires all or substantially all of the assets of the Parent, or more than 50% of the outstanding stock of the Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of the Parent hereunder and promptly notifies Company Representative of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.5 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.6 Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7 Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.8 Amendment and Modification. This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 10.9 Public Announcement. Except for the current report on Form 8-K that the Parent will file with the SEC within four business days following the date of this Agreement and except as may otherwise be required by Law or requirements of NASDAQ or any other national securities exchange on which the Parent Common Stock is quoted or listed prior to the Closing, neither the Parent, Company nor the Company Stockholders shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party. In the event that any such press release or other public disclosure shall be required by Law or applicable NASDAQ requirements, Company shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 10.10 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 10.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

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Section 10.12 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 10.13 Schedules. All references herein to Schedules refer to the disclosure schedules delivered by Company to the Parent contemporaneous with the execution of this Agreement.

Section 10.14 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.15 Legal Representation.

(a) Each party hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that Company is a client of Dorsey & Whitney, L.L.P. (“Law Firm”). After the Closing, it is possible that Law Firm will represent the Company Representative or the Company Stockholders (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in connection with any claims for indemnification under this Agreement. The Parent and Company hereby agree that Law Firm (or any successor) may represent the Seller Group in the future in connection with issues that may arise under this Agreement and any claims that may be made pursuant to this Agreement, and even though the Law Firm may have represented Company in a matter substantially related to such dispute or may be handling ongoing matters for Company. Law Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each Party hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

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(b) After the Closing, the Parent shall not, and shall cause each of its Affiliates not to, intentionally seek, obtain access to, or use any of the communications between Law Firm, on the one hand, and any member of the Seller Group, on the other hand, relating to the transactions contemplated by this Agreement (“Client Communications”), including by intentionally searching, reviewing or accessing e-mail archives or other books and records of the Company Stockholders; provided, however, that nothing contained herein shall prevent the Parent from seeking Client Communications in connection with discovery in any Legal Proceeding so long as such Client Communications would not be subject to attorney-client privilege, attorney work product privilege or any other legal privilege or protection if they were sought by an unrelated third party in a Legal Proceeding and such Client Communications would be required to be produced in response to such discovery. After the Closing, the Company Stockholders shall be permitted to access and use the Client Communications in connection with any Legal Proceeding or potential Legal Proceeding against, with or involving the Parent or any of its Affiliates or agents; and Law Firm or any member of the Seller Group may make any such Client Communications available to any member of the Seller Group or Law Firm, as the case may be; provided, that such use would not reasonably be expected to waive any applicable privileges or protections that can or may be asserted against any unrelated third party to prevent disclosure of any Client Communications in a manner detrimental to the Parent (other than in a de minimis, ministerial or administrative manner). The Parent shall not, and shall cause each of its Affiliates not to, assert ownership of the Client Communications, attorney-client privilege, attorney work product privilege or any other legal privilege or protection against any member of the Seller Group or Law Firm with respect to any Client Communications. For the avoidance of doubt, nothing in this Section 10.15 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Client Communications to any third party.

[Balance of this page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CO-DIAGNOSTICS, INC.

By:	/s/ Dwight Egan
Name:
Title:	Chief Executive Officer

ADVANCED CONCEPTIONS, INC.

By:	/s/ Richard Abbott
Name:
Title:	Chief Executive Officer

ACI ACQUISITION CORP.

By:	/s/ Dwight Egan
Name:	Dwight Egan
Title:	Chief Executive Officer

COMPANY REPRESENTATIVE

By:	/s/ Richard Abbott
Name:	Richard Abbott

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EXHIBIT A

VOTING AGREEMENT

1

EXHIBIT B

Form of Warrant (for Milestone 3)

See attached

1

EXHIBIT C

Consideration Allocation and Percentage Certification

[***]

1

EXHIBIT D

Form of Letter of Transmittal

1

EXHIBIT E

Form of Representation Statement

1

Schedule 7.2(e)

List of Individuals Executing a Restrictive Covenant Agreement

1

Schedule 5.4

SCHEDULE 6.13

PARENT FUNDING COMMITMENT

[***]

ATTACHMENT X TO SCHEDULE 6.13

Description of Equipment Purchase:

[***]

SCHEDULE 2.5

List of Initial Directors for Surviving Company